UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT
PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12
Triple-S Management Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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(1)	Title of each class of securities to which transaction applies:

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(4)	Date Filed:

March 27, 2008

Dear Shareholders:

We cordially invite you to our Annual Meeting of Shareholders. The meeting will be held on Sunday, April 27, 2008 at 9:00 a.m. at the Ponce de León Rooms A, B, and C of the Condado Plaza Hotel, 999 Ashford Avenue in San Juan, Puerto Rico. At the meeting, among other matters, shareholders will be asked to elect nominees for the Board of Directors, amend our Amended and Restated Articles of Incorporation, and approve the Triple-S Management Corporation 2007 Incentive Plan.

Your vote is very important. Please take the time to carefully read each of the proposals described in the attached Proxy Statement. It is important that your shares be represented and voted at the meeting. Whether you plan to attend or not, please sign, date, and return the proxy card solicited by our Board of Directors. You may vote by mail by sending the enclosed proxy card in the postage-paid envelope enclosed for your convenience. Also, you may vote by telephone or by internet at:

TELEPHONE:	INTERNET:	BY MAIL:

1-800-PROXIES	www.voteproxy.com	Use the prepaid envelope
(1-800-776-9437) Follow the instructions and have your proxy card available when you call.	Follow the on-screen instructions and have your proxy card available when you access the web page.

We strongly encourage you to vote in the above mentioned manner. Shareholders who do not register their proxies before the day of the meeting may register them on Sunday, April 27, 2008, from 8:00 a.m. until 9:00 a.m.

To accelerate the process of registration, we enclose a proxy card printed with your name. We are sure that this will contribute to the success of the proxy registration process.

This proxy statement and the accompanying proxy card are being mailed to our shareholders beginning on or about March 27, 2008.

Your Board of Directors is counting on your participation. Your vote is important!

Sincerely,

Wilmer Rodríguez-Silva, MD
Chairman of the Board

Triple-S Management Corporation
P.O. Box 363628
San Juan, Puerto Rico 00936-3628

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on Sunday, April 27, 2008

To our Shareholders:

NOTICE IS HEREBY GIVEN that our Annual Meeting of Shareholders for 2008 will be held at 9:00 a.m. on Sunday, April 27, 2008, at the Ponce de León Rooms A, B, and C of the Condado Plaza Hotel, 999 Ashford Avenue, San Juan, Puerto Rico.

At the meeting, shareholders will be asked to:

(1) Elect three “Group 1” directors for a three-year term;

(2) Amend Article TENTH B of the Amended and Restated Articles of Incorporation of the Corporation;

(3) Amend Article TENTH C of the Amended and Restated Articles of Incorporation of the Corporation;

(4) Approve the Triple-S Management Corporation 2007 Incentive Plan; and

(5) Consider any other business properly brought before the meeting.

Shareholders of record entitled to vote at the close of business on March 18, 2008, shall receive notice of and shall vote at the meeting.

You are cordially invited to attend the meeting. Whether you plan to attend or not, please sign and return the enclosed proxy card in order to ensure the presence of a quorum at the meeting. A postage-paid envelope is enclosed for your convenience. For further details please refer to the enclosed proxy card.

By order of the Board of Directors,

LUIS A. CLAVELL-RODRÍGUEZ, MD
Secretary of the Board
San Juan, Puerto Rico,
March 27, 2008.

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ABOUT THE MEETING

This proxy statement and the accompanying proxy card are being mailed to shareholders beginning on or about March 27, 2008.

Who is soliciting my vote?

The Board of Directors (“Board”) of Triple-S Management Corporation (“Corporation”) is soliciting your vote at the meeting.

What will I be voting on?

•	The election of three “Group 1” directors for a three-year term (see page 8)

•	The amendment of Article TENTH B of the Amended and Restated Articles of Incorporation of the Corporation (“Articles”) (see page 31).

•	The amendment of Article TENTH C of the Articles (see page 32).

•	The approval of the Triple-S Management Corporation 2007 Incentive Plan (“Plan”) (see page 33).

How many votes do I have?

You will have one vote for every share of our Class A common stock (hereinafter “Class A shares”) and Class B common stock (hereinafter “Class B shares”), entitled to vote, that you owned as of the close of business on March 18, 2008, the record date for the annual meeting. Class A shares and Class B shares are sometimes referred to collectively as common stock.

How many votes can be cast by all shareholders?

As of the record date there were 32,309,363 shares of common stock issued and outstanding and entitled to vote, consisting of 16,042,809 issued and outstanding Class A shares and 16,266,554 issued and outstanding Class B shares. Each share of common stock is entitled to one vote and all shares of each class shall vote together as a single class on all matters brought before the annual meeting. The shares are entitled to vote by any proxy card that is properly executed and received before 9:00 a.m. on the day of the annual meeting.

How many shares must be present to hold the meeting?

A majority of the issued and outstanding shares of common stock of the Corporation. If at the designated time quorum is not reached, the annual meeting will be postponed for a half hour, after which one-third (1/3) of the voting shares issued and outstanding will constitute a quorum. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough voting shares will be present for us to hold the annual meeting.

How do I vote?

You can vote either in person at the meeting, by telephone, internet or mail, whether or not you attend the meeting.

•	To vote by mail, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

•	To vote by telephone call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Please have your proxy card available when you make the call.

•	To vote by internet access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

If you plan to vote via telephone or internet, you may enter your voting instructions until noon Eastern Time the day before the annual meeting. After such time voting instructions will not be accepted via telephone or internet.

Who can be present at the annual meeting?

Only holders of our common stock may be present at the annual meeting. No other person, including those persons accompanying a shareholder, will be allowed at the annual meeting.

To vote in person at the annual meeting or be present at the meeting, holders of Class B shares must present a Legal Proxy, which can be obtained through their broker.

Who will bear the cost of soliciting proxies?

We will bear the entire cost of soliciting proxies for the annual meeting, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to shareholders. The original solicitation of proxies by mail may be supplemented by solicitation in person, telephone, facsimile, email or any other means by our directors, officers or certain persons on behalf of our Board. No additional compensation will be paid to those individuals for any such services. In addition, our Board may engage one or more solicitation agents to aid in the solicitation of proxies. We will bear the additional costs of such a solicitation, which, together with the costs of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to shareholders, are not expected to exceed $200,000. Currently no solicitation agents have been engaged.

Can I change my vote?

Yes. A shareholder may revoke his or her proxy or change his or her vote at any time before the proxy is voted at the annual meeting. You can revoke your proxy or change your vote in one of four ways:

1. by sending a signed notice of revocation to our corporate secretary to revoke your proxy;

2. by sending to our corporate secretary a completed proxy card bearing a later date than your original proxy indicating the change in your vote;

3. by logging on to the Internet website specified on the proxy card in the same manner you would to submit your proxy electronically or calling the telephone number specified on the proxy card, and in each case following the instructions to revoke or change your vote; or

4. by attending the annual meeting and voting in person, which will automatically cancel any proxy previously given, or by revoking your proxy in person.

If you choose any of the first two methods, you must take the described action no later than the 2008 annual meeting. If you choose the third method, you have until noon Eastern Time the day before the annual meeting to enter instructions to revoke or change your vote. If your shares are held in street name by a broker, bank or other financial institution, you must contact that institution to change your vote.

How are my votes counted?

You may either vote for or withhold authority to vote for each nominee for our Board. You may vote for or against or you may abstain on the other proposals. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. If you abstain from voting on the other proposals, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

How many votes are required to elect directors and to adopt the other proposals?

Directors are elected (Proposal 1) by a majority of the votes cast by the holders of our common stock at the annual meeting.

The amendment of the Articles (Proposals 2 and 3), and the approval of the Plan (Proposal 4) require the affirmative vote of a majority of the issued and outstanding shares of common stock, entitled to vote, as of the record date.

Could other matters be decided at the meeting?

We do not know of any other matters that may come before the annual meeting. However, if any new matter requiring the vote of our shareholders is properly presented before the annual meeting, proxies may be voted with respect thereto at the discretion of the proxy holders.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What should I receive?

This proxy statement, our Annual Report, the Notice of Annual Meeting of Shareholders and the proxy card, which are being mailed to you on or about March 27, 2008. Our Annual Report includes our audited financial statements for the year ended December 31, 2007, duly audited by KPMG LLP, as independent registered public accounting firm.

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PRINCIPAL SHAREHOLDERS

The following table shows, as of March 11, 2008, the amount of the Corporation’s Class B shares beneficially owned (unless otherwise indicated in the footnotes) by each 5% shareholder of the Corporation. The information is based on reports filed with the Securities and Exchange Commission (“SEC”).

CLASS B COMMON STOCK

	Amount and
	Nature of
	Beneficial	Percent of
Name and Business Address of Beneficial Owner(1)	Ownership(1)	Class(2)

Gabe Hoffman(3)	2,831,925	17.6%
Accipiter Capital Management, LLC
Candens Capital, LLC
399 Park Avenue, 38th Floor
New York, New York 10022
David Einhorn(4)	1,250,000	7.8%
Greenlight Capital, L.L.C.
Greenlight Capital, Inc.
DME Advisors, L.P.
140 East 45th Street, 24th Floor
New York, New York 10017
North Run Advisors, LLC(5)	1,600,000	9.94%
North Run GP, LP
North Run Capital, LP
Todd B. Hammer
Thomar B. Ellis
One International Place
Suite 2401
Boston, MA 02110
SAB Capital Advisors, L.L.C.(6)	1,329,021	8.25%
SAB Capital Management, L.P.
SAB Capital Management, L.L.C.
Scott. A. Bommer
767 Fifth Avenue, 21st Floor
New York, New York 10153
T. Rowe Price Associates, Inc.(7)	1,322,600	8.2%
100 E. Pratt Street
Baltimore, Maryland 21202

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)	Based on 16,100,000 shares of Class B shares outstanding following our initial public offering on December 7, 2007.

(3)	The information set forth above is based on information disclosed in a Schedule 13G (the “Accipiter Filing”) filed with the SEC on December 21, 2007. According to the Accipiter Filing, Accipiter Capital Management, LLC is the beneficial owner of 1,377,516 Class B shares or approximately 8.6% of our outstanding Class B shares as a result of acting as investment manager to various offshore funds. Accipiter Capital Management, LLC shares voting and dispositive power with respect to all our Class B shares it beneficially owns. According to the Accipiter Filing, the interest of one of those funds, Accipiter Life Sciences Fund II (Offshore), LTD., amounted to 914,062 shares or approximately 5.7% of our outstanding Class B shares. Accipiter Life Sciences Fund II (Offshore), LTD. has sole voting and dispositive power with respect to all our Class B shares it beneficially owns. According to the Accipiter Filing, Candens Capital, LLC is the beneficial owner of 1,454,409 Class B shares or approximately 9.0% of our outstanding Class B shares as a result of acting as general partner of various limited partnerships. Candens Capital, LLC shares voting and dispositive power with respect to all our Class B shares it beneficially owns. According to the Accipiter Filing, Mr. Gabe Hoffman is the beneficial owner of 2,831,925 Class B shares or approximately 17.6% of our outstanding Class B shares as a result of acting as managing member of each of Accipiter Capital Management, LLC and Candens Capital, LLC. Mr. Hoffman shares voting and dispositive power with respect to all our Class B shares he beneficially owns.

(4)	The information set forth above is based on information disclosed in a Schedule 13G (the “Greenlight Filing”) filed with the SEC on December 17, 2007. According to the Greenlight Filing, Mr. David Einhorn is the beneficial owner of 1,250,000 Class B shares or approximately 7.8% of our outstanding Class B shares as a result of acting as principal of various general partnerships and an investment advisor. Mr. Einhorn shares voting and dispositive power with respect to all our Class B shares he beneficially owns.

(5)	The information set forth above is based on information disclosed in a Schedule 13G (the “North Run Filing”) filed with the SEC on December 17, 2007. According to the North Run Filing, each of North Run Capital, LP, North Run GP, LP, North Run Advisors, LLC, Todd B. Hammer and Thomas B. Ellis beneficially own 1,600,000 Class B shares or approximately 9.94% of our outstanding Class B shares. Todd B. Hammer and Thomas B. Ellis are the principals and sole members and limited partners, as applicable, of North Run Adivors, LLC, North Run GP, LP and North Run Capital, LP. North Run Advisors, LLC is the general partner for both North Run GP, LP and North Run Capital, LP. North Run GP, LP is the general partner to various offshore funds. Each of North Run Capital, LP, North Run GP, LP, North Run Advisors, LLC, Todd B. Hammer and Thomas B. Ellis have sole voting and dispositive power with respect to all our Class B shares beneficially owned.

(6)	The information set forth above is based on information disclosed in a Schedule 13G (the “SAB Filing”) filed with the SEC on February 14, 2008. According to the SAB Filing, each of SAB Capital Advisors, L.L.C., SAB Capital Management, L.P., SAB Capital Management, L.L.C., and Mr. Scott A. Bommer beneficially own 1,329,021 Class B shares or approximately 8.25% of our outstanding Class B shares. SAB Capital Advisors, L.L.C. and SAB Capital Management, L.P. serve as the general partner and investment manager, respectively, of various funds. According to the SAB Filing, the interest of one of those funds, SAB Capital Partners, L.P., amounted to 927,164 shares or approximately 5.76% of our outstanding Class B shares. SAB Capital Partners, L.P. shares voting and dispositive power with respect to all our Class B shares it beneficially owns. SAB Capital Management, L.L.C. serves as general partner to SAB Capital Management, L.P. and Mr. Bommer is a managing member of both of SAB Capital Advisors, L.L.C. and SAB Capital Management, L.L.C. Each of SAB Capital Advisors, L.L.C., SAB Capital Management, L.P., SAB Capital Management, L.L.C., and Mr. Scott A. Bommer share voting and dispositive power with respect to all our Class B shares they beneficially own.

(7)	These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the beneficial ownership of our common stock by our directors, nominees and certain executive officers as of March 18, 2008, and the number of shares beneficially owned by all directors and executive officers as a group:

COMMON STOCK

	Amount and Nature of			Amount and Nature of
	Beneficial Ownership of		Percent of	Beneficial Ownership	Percent of
Name and Position	Class A shares(1)		Ownership(2)	Class B shares(1)	Ownership(3)

Wilmer Rodríguez-Silva, MD, Chairman of the BoardΔ	30,000		‡	3,400	‡
Valeriano Alicea-Cruz, MD, Director	4,000		‡	0	‡
José Arturo Álvarez-Gallardo, Director	0		‡	6,800	‡
Jorge L. Fuentes-Benejam, PE♦	0		‡	0	‡
Luis A. Clavell-Rodríguez, MD, Director	34,000		‡	3,400	‡
Arturo R. Córdova-López, MD, DirectorΔ	2,000		‡	1,200	‡
Carmen Ana Culpeper-Ramírez, Director	0		‡	1,200	‡
Porfirio E. Díaz-Torres, MD, Director	8,000	(4)	‡	0	‡
Antonio F. Faría-Soto, Director	0		‡	3,334	‡
Manuel Figueroa-Collazo, PE, PhD, Director	0		‡	6,800	‡
José Hawayek-Alemañy, MD, Director♦	79,000	(5)	‡	0	‡
Vicente J. León-Irizarry, CPA, Director	0		‡	1,200	‡
Wilfredo López-Hernández, MD, DirectorΔ	4,000		‡	600	‡
Jaime Morgan-Stubbe, Esq., Director	0		‡	0	‡
Roberto Muñoz-Zayas, MD, Director	42,000		‡	0	‡
Miguel A. Nazario-Franco, Director	0		‡	6,800	‡
Juan E. Rodríguez-Díaz, Esq., Director	0		‡	0	‡
Jesús R. Sánchez-Colón, DMD, Director	9,820	(6)	‡	1,000	‡
Adamina Soto-Martínez, CPA, Director♦	0		‡	1,300	‡
Ramón M. Ruiz-Comas, CPA†, President, Chief Executive Officer, and Director	0		‡	77,586	‡
Arturo Carrión-Crespo, CPA, Executive Officer	0		‡	8,759	‡

	Amount and Nature of		Amount and Nature of
	Beneficial Ownership of	Percent of	Beneficial Ownership	Percent of
Name and Position	Class A shares(1)	Ownership(2)	Class B shares(1)	Ownership(3)

Luis A. Marini-Mir, DMD, Executive Officer	1,000	‡	3,621	‡
Roberto Morales-Tirado, Esq., Executive Officer	0	‡	3,621	‡
Socorro Rivas-Rodríguez, CPA, Executive Officer	0	‡	25,962	‡
Juan Jose Rodríguez-Gilibertys, Esq., Executive Officer	0	‡	200	‡
Juan J. Román-Jiménez, CPA, Executive Officer	0	‡	25,862	‡
Eva G. Salgado-Micheo, Executive Officer	0	‡	8,059	‡
All our directors, nominees and executive
officers as a group (27 persons)	213,820	1.3%	190,704	1.2%

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)	Based on the number of shares of the Class A shares as of March 18, 2008.

(3)	Based on the number of shares of the Class B shares as of March 18, 2008.

(4)	Includes 2,000 shares owned by the spouse of Dr. Díaz-Torres.

(5)	Includes 51,000 shares and 3,000 shares owned by the Dr. Hawayek-Alemañy’s mother in law and brother in law, respectively.

(6)	Includes 2,000 shares owned by the spouse of Dr. Sánchez-Colón.

Δ	Doctor Wilmer Rodríguez-Silva, doctor Arturo Córdova-López and doctor Wilfredo López-Hernández’ third and final term as members of our Board expire on April 27, 2008, the date of the 2008 annual meeting of shareholders.

♦	José Hawayek-Alemañy, MD, Adamina Soto-Martínez, CPA, and Jorge L. Fuentes Benejam, PE are nominees for our Board.

†	CPA Ramón M. Ruiz-Comas is the President and Chief Executive Officer. Pursuant to our Articles and our Bylaws, the President will be a member of our Board while acting in such capacity.

‡	Less than one percent.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers file with the SEC reports of ownership and changes in ownership of our stock and to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports we received or written representations that no other reports were required, we believe that, during 2007, all filing requirements applicable to our officers and directors were satisfied.

In December 2007, each of our directors and executive officers untimely filed a Form 4, reporting shares received under the Plan.

❖ ❖ ❖

BOARD OF DIRECTORS

Our Articles and the Bylaws of the Corporation (“Bylaws”) establish that our Board shall consist of not less than nine (9) directors, nor more than nineteen (19) directors, from which at least the majority must be representatives of the “community,” as such term is defined by the Blue Cross and Blue Shield Association (“BCBSA”). The number of directors shall be fixed from time to time, by resolution of the Board.

Our Board is a staggered board divided into three groups, consisting of five (5), six (6) and seven (7) directors, respectively. Each director serves for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected or until his successor has been elected and qualified. In the event that there is a vacancy on our Board, or a new directorship is created, our Board shall choose a successor by the affirmative vote of a majority of the current directors, or by an election at an annual or special meeting called for that purpose. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office or, if the vacancy is caused by an increase in the number of directors, until the next election of one or more directors by shareholders and in either case, may be reelected for only two (2) additional successive terms. In accordance with our Bylaws, the President and Chief Executive Officer, is a member of the Board and is excluded from the three groups of directors. In addition, our Articles and Bylaws provide that, with the exception of the President and Chief Executive Officer, directors may not be elected to the Board for more than three terms or serve as such for more than nine years. Accordingly, doctor Wilmer Rodríguez-Silva, doctor Arturo Córdova-López and doctor Wilfredo López-Hernández are not being nominated for election at the annual meeting.

PROPOSAL 1: ELECTION OF THREE GROUP 1 DIRECTORS FOR A THREE-YEAR TERM

On February 28, 2008 our Board approved a resolution reducing its size to 17 members. The effectiveness and implementation of this resolution is contingent on the approval by the shareholders of Proposal 2. Due to our Board’s reduction in size, “Group 1” of the directors will now be comprised of three members instead of five members. At the annual meeting, shareholders will only be entitled to vote for the election of the three nominees proposed by the Board.

At the meeting, three directors assigned to “Group 1” will be elected to serve until the 2011 annual meeting of shareholders or until their respective successors are elected and qualified. The remaining 14 directors will continue to serve as directors, as follows: until the 2009 annual meeting of shareholders, in the case of the six directors assigned to “Group 2,” and until the 2010 annual meeting of shareholders, in the case of the seven directors assigned to “Group 3,” or in each case until their successors are elected and qualified.

The persons named as proxies in the accompanying proxy card have advised us that, unless otherwise instructed, they intend to vote at the meeting the shares covered by the proxies FOR the election of the three nominees named below, and that if any one or more of such nominees should become unavailable for election they intend to vote such shares FOR the election of such substitute nominees as your board may propose. We have no knowledge that any nominee will become unavailable for election.

Information relating to principal occupation, business experience and directorships during the past five years (including positions held with us, age and the period during which each director has served) is set forth below.

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NOMINEES FOR ELECTION

Group 1 Directors — Terms Expiring in 2011

José Hawayek-Alemañy, MD (59).  Since 2005, Dr. Hawayek-Alemañy has served on our Board. Since 1976, he has been a professor at the University of Puerto Rico, School of Medicine. From 1988 to 1998, he was director of the Office of Graduate Medical Education at the University of Puerto Rico, School of Medicine and, from 1998 to 2002, he was Dean of Academic Affairs at the University of Puerto Rico, School

of Medicine. He is president of the OB-GYN Section of the Puerto Rico Medical Association. Since 2000, he has represented Puerto Rico in the Maternal Mortality & Morbidity Committee of the American College of OB-GYN. From 2003 to 2005, he was Senate Member and Treasurer of the OB-GYN Section of the Medical College of Puerto Rico. He also served as president of the Medicare Carrier Advisory Committee in Puerto Rico. He holds a B.S. degree in pre-medicine from the University of Puerto Rico, Mayaguez Campus, a M.D. degree from the University of Puerto Rico, School of Medicine, and a specialty in OB-GYN from University Hospital.

Adamina Soto-Martínez, CPA (60).  Since 2002, Ms. Soto-Martínez has served on our Board. She is treasurer of our Board. She is currently a C.P.A. and a partner and a founding member of the firm Kevane Grant Thornton, LLP (formerly Kevane Soto Pasarell Grant Thornton, LLP), certified public accountants, where she has worked since 1975. Ms. Soto-Martínez is a member of the Puerto Rico Society of Certified Public Accountants and the American Institute of Certified Public Accountants. She is a graduate of the University of Puerto Rico.

Jorge L. Fuentes-Benejam, PE (59).  Mr. Fuentes-Benejam is a nominee to our Board. Since 1986, Mr. Fuentes-Benejam has been Chairman of the Board, President and Chief Executive Officer of Fuentes Concrete Pile Co. Inc. and related entities. Currently, Mr. Fuentes-Benejam is a member of the Board of Trustees of Interamerican University. Mr. Fuentes-Benejam is a member of the Board of VS Real Estate Group and is the Chairman of the Board of Trustees of the Patronato del Palacio de Santa Catalina. Mr. Fuentes-Benejam is a licensed engineer who holds a B.S. in Mechanical Engineering from the University of Puerto Rico, Mayagüez Campus.

MEMBERS OF THE BOARD OF DIRECTORS

Group 2 Directors — Terms Expiring in 2009

Valeriano Alicea-Cruz, MD (62).  Since 2000, Dr. Alicea-Cruz has served on our Board. He has been an Ophthalmologist with a private practice since 1976, and has offices in two municipalities of Puerto Rico. He is an active member of the Puerto Rico Medical Association, the American Academy of Ophthalmology, the Puerto Rican Society of Ophthalmology, the University of Puerto Rico School of Medicine Alumni Society, and the Pan-American Society of Ophthalmology. He has served on the Medical Board of the Department of Transportation and Public Works, and the board of directors of Ojos, Inc. Dr. Alicea-Cruz holds a B.S. degree from the University of Puerto Rico, an M.D. degree from the University of Puerto Rico, School of Medicine, and a Postgraduate Degree in Ophthalmology from the Puerto Rico Medical Center and Affiliate Hospitals.

José Arturo Álvarez-Gallardo (65).  Since 2000, Mr. Álvarez-Gallardo has served on our Board. Since 1964, Mr. Alvarez-Gallardo has served in various positions with Mendez & Co., Inc., where he has served as president since 1998. He has served on the boards of directors of Mendez & Co., Inc., Bamco Products Corporation, International Shipping Agency, Menaco Corporation, and Mendez Realty Equities, Inc. Mr. Alvarez-Gallardo holds a B.B.A. degree in Business Administration from Iona College.

Luis A. Clavell-Rodríguez, MD (56).  Since 2006, Dr. Clavell-Rodríguez has served on our Board, of which he is currently secretary. He currently serves as the Medical Director at the San Jorge Children’s Hospital and as the Principal Investigator for the Children’s Oncology Group and the Dana Farber Acute Lymphoblastic Leukemia Consortium. He has held positions as professor of Pediatrics and Pathology at the University of Puerto Rico School of Medicine and is a former director of Pediatric Oncology and the training program in Pediatric Hematology/Oncology. He is certified by the National Board of Medical Examiners, the American Board of Pediatrics, and the Sub-Board of Pediatric Hematology/Oncology. He is also a member of the American Society of Hematology, American Society of Clinical Oncology and the American Society of Pediatric Hematology/Oncology. Dr. Clavell-Rodríguez holds a B.S. degree from the Catholic University of Puerto Rico and an M.D. degree from the University of Puerto Rico, School of Medicine. He also completed his training in pediatrics at the University of California, School of Medicine and fellowships training from Harvard Medical School, Children’s Hospital Medical Center in Boston, MA, and the Sidney Farber Cancer Institute.

Porfirio E. Díaz-Torres, MD (65).  Since 2000, he has served on our Board. Since 1988, Dr. Díaz-Torres serves as the Director of the Cardiology Division of the Cardiology and Nuclear Center in San Juan, Puerto Rico. Dr. Díaz-Torres is also President of Old Harbor Brewery of Puerto Rico, Inc. and Di’ Rome Productions, Inc. He is an active member of the American College of Cardiologists and the American Medical Association. He is active on the medical staff of Centro Cardiovascular de Puerto Rico y del Caribe and Auxilio Mutuo Hospital. Dr. Díaz-Torres holds a B.B.A. degree in Business Administration from the University of Puerto Rico and an M.D. degree from Universidad Central del Este in the Dominican Republic.

Vicente J. León-Irizarry, CPA (69).  Since 2000, Mr. León-Irizarry has served on our Board, of which he is currently vice chairman. He is a C.P.A. and since January 2002 he has been a business consultant. Since February 2008, he has been a director of the Tax Free Puerto Rico Fund, Fund II and Target Maturity Fund, the Puerto Rico AAA Portfolio Target Maturity Fund, Portfolio Bond Fund and Portfolio Bond Fund II, the Puerto Rico Fixed Income Fund, II, III, IV and V, the PR GNMA & US Government Target Maturity Fund, the Puerto Rico Mortgage Backed & US Securities Fund, the UBS IRA Select Growth and Income Puerto Rico Fund, the Multi-Select Securities Puerto Rico Fund and the Puerto Rico Short Term Investment Fund. He worked as consultant for Falcón-Sánchez & Associates, a certified public accounting firm, from February 2000 to December 2001, and as a business consultant from January 1999 to February 2000. He is a member of the Puerto Rico Society of Certified Public Accountants. He holds a B.B.A. degree with a major in Accounting from the University of Puerto Rico.

Jesús R. Sánchez-Colón, DMD (52).  Since 2000, Dr. Sánchez-Colón has served on our Board. He is currently Assistant Secretary of our Board. Dr. Sánchez-Colón is a dentist and has had a private practice since 1982. He is member of the College of Dental Surgeons of Puerto Rico, where he served as secretary and auditor, and he is also a member of the American Dental Association. He currently serves as chairman of the board of directors of B. Fernández & Hermanos, Inc. and since January 2007 is member of the board of directors of BF Holding. He has been chairman of the board of directors of Delta Dental Plan of Puerto Rico and vice chairman of the board of directors of the Corporation for the Economic Development of the City of San Juan. Dr. Sánchez-Colón holds a B.A. degree in Psychology from St. Louis University, a D.M.D. degree from the University of Puerto Rico, and a Postgraduate General Practice Residency at the Veterans Administration Hospital in San Juan, Puerto Rico.

Group 3 Directors — Terms Expiring in 2010

Carmen Ana Culpeper-Ramírez (62).  Since 2004, Ms. Culpeper-Ramírez has served on our Board, of which she is currently assistant treasurer. She is currently Vice President of Investments for BBVA Securities in Puerto Rico. She served as the director of the Small Business Administration (SBA) for the Puerto Rico and U.S. Virgin Islands District from April 2004 until April 2007. From 2000 to March 2004, she was president and chief executive officer of C. Culpeper & Associates, a management consulting business, which offered organizational development, project and financial management services. She served as a member of the board of directors of Levitt Homes, Inc., Centennial Communications, Inc., Santander BanCorp, Intech de Puerto Rico and as chairwoman of the board of the San Juan Human Capital Development Board. From 1997 to 1999, Ms. Culpeper-Ramírez worked for two years as President of the Puerto Rico Telephone Company, the tenth largest telephone company in the United States, and was responsible for its sale to GTE/Verizon. From 1999 to 2000, she also served as president of the Puerto Rico Chamber of Commerce. She holds a B.B.A. in Finance from the University of Puerto Rico and an M.B.A. from the University of Pennsylvania, Wharton School of Business (International Business).

Antonio F. Faría-Soto (59).  Mr. Faría-Soto has served on our Board since May 2007. From 2005 to 2006, Mr. Faría-Soto was Chairman of the Board of Directors and CEO of Doral Bank and President of Doral Money, a subsidiary of Doral Bank. From 2003 to 2004, Mr. Faría-Soto was President and CEO of the Government Development Bank of Puerto Rico, and he served as ex-officio member and Chairman of the Boards of AFICA (infrastructure development financing vehicle for profit and non-profit organizations), the Economic Development Bank of Puerto Rico, the Tourism Development Fund, and the Children’s Trust Fund. He also served as a member of the boards of the Public Buildings Authority, Government Employees Retirement System Administration, Puerto Rico Telephone Authority Holdings Corp., Puerto Rico Industrial

Development Corp, Teacher’s Retirement System, Ultracom, and Convention Center District Administration. Also, he has served as a member of the Governor’s Economic Development Council for the Government of Puerto Rico, and as member ex-officio of FIDA and Promo Expo. From 2002 to 2003, he served as President of the Economic Development Bank of Puerto Rico and from 2001 to 2002 he was Commissioner of the Office of Financial Institutions. Mr. Faría-Soto holds a B.B.A. from the Catholic University of Puerto Rico and an M.B.A. in Finance from the Inter American University of Puerto Rico.

Manuel Figueroa-Collazo, PE, PhD (56).  Since 2004, Dr. Figueroa-Collazo has served on our Board. Since 1999, Dr. Figueroa-Collazo is President of VERNET, Inc., an educational software development Company located in Caguas, Puerto Rico. Dr. Figueroa-Collazo is also a member of the Board of Directors of INTECO, Puerto Rico Products Association, EPSCOR, and Vivero de Tecnología y Ciencia de Puerto Rico. He has 12 years of experience in senior management positions and over twenty years of exposure at all management levels within the communications and systems industries. He was general manager for Lucent Technologies, Mexico and a Department Head at AT&T Bell Laboratories. Dr. Figueroa-Collazo holds B.S., M.S., and Ph.D. degrees in Electrical Engineering from the Florida Institute of Technology, and he attended advanced management programs in INSEAD Fontainebleau, France, and University of Pennsylvania, Wharton School of Business.

Jaime Morgan-Stubbe, Esq. (49).  Mr. Morgan-Stubbe has served on our Board since May 2007. Since 2000 he is an active member of the Board of Directors of the Puerto Rico Homebuilders Association and member of the Board of Trustees of the Palmas del Mar Academy. From 2002 to 2004 he served as a member of the Board of Trustees of the Baldwin School of Puerto Rico. Since 2000 he has served as President of Palmas del Mar Properties, Inc., a land and real estate development company and owner of the largest master planned residential-resort community in Humacao, Puerto Rico. Prior to becoming a real estate developer, Mr. Morgan was a business, corporate, real estate and tax attorney. He worked for the law firm of Goldman Antonetti & Córdova, P.S.C. He was director of the Economic Development Administration (FOMENTO), President of the Puerto Rico Industrial Development Company (PRIDCO), and Executive Director of the Puerto Rico Maritime Shipping Authority (Navieras de Puerto Rico), during his tenure in Government from 1993 to 1999. He graduated from Tulane University in New Orleans in 1980 and continued graduate studies in law at the University of Puerto Rico.

Roberto Muñoz-Zayas, MD (78).  Dr. Muñoz-Zayas has served on our Board since May 2007. He was President of the Board of Directors of the Regional Bank of Bayamón and the Bayamón Mortgage Loan Corp. He also served as a member of the Board of Directors of the Hospital Matilde Brenes, Inc. Dr. Muñoz-Zayas was President of the Athletics Federation of Puerto Rico, and he was President of the Colonia Hispanoamericana de Puerto Rico, the Club Exchange in Bayamón, and the Federation of Sport Medicine of Puerto Rico. From 1974 to 2004, Dr. Muñoz-Zayas was Medical Director of the Olympic Committee of Puerto Rico and the Caribbean Series of Puerto Rico. He holds a B.A. degree in Science from the University of Puerto Rico, a Ph.D. degree in Medicine from the University of Santiago de Compostela, and a Post-Graduate Degree from the Jacobi Municipal Hospital in New York.

Miguel A. Nazario-Franco (60).  Since 2004, Mr. Nazario-Franco has served on our Board. Mr. Nazario-Franco is an active member of the boards of directors of FRG (formerly Ferré Investment Fund) and Empresas Santana. He is also a member of the Advisory Board of Cortez Industrial Organization. From 1994 to 2002, Mr. Nazario-Franco worked for Puerto Rican Cement Co., Inc. where he held various positions, including those of president, chief executive officer, and president of the board of directors. From 1995 to 2005 he served as a member of the board of directors of El Día, Inc. From January 1999 to August 2000, he was president of the Puerto Rico Manufacturers Association. From 2002 to 2004, he served as a member of the Advisory Boards of the Puerto Rico Department of Education and Consejo Asesor de la Industria de la Construcción until December 2004. He also served on the boards of directors of the Puerto Rico Aqueduct and Sewer Authority and Compañía para el Desarrollo Integral de la Peninsula de Cantera until December 2005 and on the board of directors of Puerto Rico Electric Power Authority until January 2006. Mr. Nazario-Franco holds a B.B.A. degree in Accounting from the University of Puerto Rico.

Juan E. Rodríguez-Díaz, Esq. (66).  Since December 2004, Mr. Rodríguez-Díaz has served on our Board. Mr. Rodríguez-Díaz is a commercial, corporate and tax attorney admitted to the practice of law in Puerto Rico and New York who currently works as senior and managing partner of Totti & Rodríguez Díaz. He has worked in various prestigious law firms including Baker & McKenzie, McConnell Valdés, and Sweeting, Pons, González & Rodríguez. Mr. Rodríguez-Díaz also served as Undersecretary of the Department of Treasury of Puerto Rico from 1971-1973. He serves as a member of the boards of directors of Industrias Vassallo, Inc., Vassallo Research and Development, Inc., Ochoa Industrial Sales Corp., Triangle Cargo Services, Inc., and Luis Ayala Colón Sucrs., Inc. Mr. Rodríguez-Díaz holds a B.A. degree from Yale University, a J.D. degree from Harvard University and a Masters of Laws (L.L.M. in taxation) from New York University, School of Law.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

Our Board holds scheduled meetings at least quarterly. Special board meetings are held when convened by the Chairman, or by at least five directors. Our Board met 20 times during 2007, and all directors attended at least 75% of the meetings scheduled by the Board and the committees of which they were members.

While we encourage directors to attend our annual meeting of shareholders, we have not adopted a formal policy requiring director attendance at the annual meeting of shareholders. All of our directors attended the last annual meeting of shareholders.

BOARD OF DIRECTORS INDEPENDENCE

Our Board has determined that Mr. Álvarez-Gallardo, Ms. Culpeper-Ramírez, Mr. Figueroa-Collazo, Mr. León-Irizarry, Mr. Nazario-Franco, Mr. Rodríguez-Díaz, Ms. Soto-Martínez, Mr. Faría-Soto, Mr. Morgan-Stubbe and Dr. Muñoz-Zayas have no material relationship with the Corporation. Also, Mr. Jorge L. Fuentes-Benejam is a nominee for the Board and has no material relationship with the Corporation. Our Board has adopted the New York Stock Exchange (“NYSE”) director independence standards as guidelines for corporate governance policy. The previously mentioned directors are independent under these director independence standards as determined and approved by the Board. A copy of the Independence Standards adopted by the Board is attached to this Proxy Statement as Exhibit A.

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SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any shareholder who desires to contact our Board or any of its members individually may do so by writing to: Triple-S Management Corporation, Board of Directors, P.O. Box 363628, San Juan, P.R. 00936-3628. The Board will give appropriate attention to written communications that are submitted by the shareholders and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, the Chairman of the Board is responsible for monitoring communications from shareholders and for providing copies or summaries of such communications to the other directors as he considers appropriate. The Chairman will forward communications to all directors if they relate to important substantive matters or include important suggestions or comments that merit a director’s attention. In general, communications related to corporate governance and long-term corporate strategy are more likely to be forwarded than communications related to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

Alternatively, a shareholder may confidentially contact our Audit Committee by calling our EthicsPoint services at the toll-free number 1-866-384-4277 or electronically through www.ethicspoint.com. Communications will be received by the Audit Committee, and communications that are not related to accounting or auditing matters, may be discretionally forwarded by the Audit Committee or any of its members to other committees of the Board or management for review. Communications received by EthicsPoint are completely confidential and allow for shareholders and employees to report any violations or irregularities that could affect the Corporation.

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CODE OF BUSINESS CONDUCT AND ETHICS

The Board has established a code of business conduct and ethics that applies to our employees, agents, independent contractors, consultants, officers and directors. Any waiver of the code of business conduct and ethics may be made only by our Board and will be promptly disclosed as required by law or stock exchange regulations. Our Board has not granted any waivers to the code of business conduct and ethics. The complete text of the Code of Business Conduct and Ethics is available at the Corporation’s website at www.triplesmanagement.com.

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STANDING COMMITTEES

The Bylaws provide that our Board may, by resolution passed by a majority of the entire board, designate one or more committees. The Corporation currently has the following standing committees: corporate governance, nominations, compensation and audit. All members of the standing committees serve for a one year term. In addition to these standing committees, we have a number of ad hoc committees. According to BCBSA requirements, our officers and employees, including those of our subsidiaries, cannot be members of the Compensation, Nominations or Audit Committees.

A brief description of each of the Nominations Committee, Compensation Committee and the Audit Committee is set forth below:

Nominations Committee

The duties of the nominations committee are to (i) identify and recommend individuals who are best suited to become members of our Board, who will be presented as candidates endorsed by the Board at the annual meeting of shareholders, (ii) recommend to our Board the best qualified candidates to fill vacancies, (iii) evaluate the performance of the directors pursuant to criteria and objectives established by the Board from time to time; (iv) establish and periodically review the qualifications of the candidates to be endorsed by the Board and (v) recommend to the Board the best qualified candidates to occupy the position of our president. The Nominations Committee Charter is available at the Corporation’s web site: www.triplesmanagement.com.

Also, the committee reviews and recommends a board composition that meets the independence criteria set forth by the NYSE, the BCBSA and good governance practices. It recommends the nomination of directors to terms of office which meet the BCBSA guidelines established for a staggered term board and reviews board members group evaluations. Based on these evaluations, the committee may either recommend re-nominations or replacements when their terms expire, or if the member’s term has not elapsed recommend corrective actions to address performance weaknesses. If the deficiencies are of a significant nature, the committee may recommend the replacement of such director.

The committee met 5 times during the fiscal year ended on December 31, 2007. As of March 27, 2008, the members of the committee are: Mr. Miguel Nazario-Franco, Chair of the committee, Mr. Álvarez-Gallardo, Mr. Morgan-Stubbe, Mr. Figueroa-Collazo, Ms. Culpeper-Ramírez, Dr. Muñoz-Zayas and Mr. Rodríguez-Díaz. The Board has determined all members of the nominations committee are independent within the meaning of the NYSE rules.

The nominations process followed by the committee is as follows:

(1) Shareholders may nominate candidates to the Board. Candidates recommended by shareholders will receive the same consideration as candidates recommended otherwise. Information regarding candidates nominated by a shareholder must be addressed to the attention of the Secretary of the Board.

(2) A shareholder may present a nominee at the annual meeting if he or she is a holder of record as of the applicable record date and such shareholder has delivered written notice of such proposal containing the information specified in our Bylaws not later than 120 days nor earlier than 150 days prior to the first anniversary of the preceding year’s annual meeting.

(3) The Nominations Committee’s duties are to ensure that the Board has the plans, procedures, and resources needed to identify, recruit, and retain directors. The Nominations Committee will identify the individuals who, in their judgment, are best qualified to serve on the Board and present its recommendations to the Board for endorsement at the annual meeting. This committee will also make recommendations to fill any vacancies in the Board that might arise from time to time.

(4) Individuals interested in serving as directors must meet all legal and statutory requirements. These minimum requirements are contained in Article 6-2 of our Bylaws. They include the following: (a) not having filed for bankruptcy, nor granted a fraudulent general assignment for the benefit of creditors, (b) not have been convicted of a felony or grave misdemeanor which involves moral depravation or turpitude, and (c) comply with any applicable requirements under BCBSA rules.

(5) The Nominations Committee develops qualifying criteria and is responsible for identifying, interviewing, and recommending to the Board those potential candidates that, in their judgment, are best qualified. Throughout this process, the committee may verify that the selected individuals possess the following specific qualities or skills: (a) experience or relevant knowledge, (b) time availability and commitment, (c) good reputation, (d) analytical thinking, (e) ability to work as a team, (f) independent judgment, and (g) ability to verbalize and present ideas in a rational and eloquent fashion. In addition, the Nominations Committee may include other requirements that it may deem necessary to strengthen the Corporation and fulfill its needs as vacancies occur. This practice is aimed at complying with good corporate governance practices.

(6) The Nominations Committee has the authority to hire and terminate the services of any professional third-party search firm to identify potential candidates for the position of director. During 2007, the Committee hired the services of a third party search firm to evaluate and identify possible nominees for the Board.

(7) The committee identified and recommended the nominations of Dr. José Hawayek-Alemañy and Ms. Adamina Soto-Martínez, each of whom is currently a member of our Board.

(8) The committee also identified and recommended one nominee who is not currently serving as director. Mr. Jorge L. Fuentes Benejam, PE is being nominated for election for the first time.

Compensation Committee

The duties of the compensation committee are to (i) develop, recommend and review the compensation policies for our executive officers, (ii) recommend to the Board the compensation of our executive officers and (iii) recommend to the Board those changes to the compensation levels of our directors that it deems necessary. The Compensations Committee Charter is available at the Corporation’s web site: www.triplesmanagement.com.

The committee met 12 times during the fiscal year ended December 31, 2007. As of March 27, 2008, the members of the committee are: Ms. Soto-Martínez, Chair of the committee, Ms. Culpeper-Ramírez, Mr. León-Irizarry, Mr. Morgan-Stubbe, Mr. Figueroa-Collazo and Mr. Nazario-Franco.

The Board has determined that all members of the compensation committee are independent within the meaning of NYSE rules.

For a complete discussion of the processes and procedures for the consideration and determination of executive and director compensation, please see the “Compensation and Discussion Analysis” in this Proxy Statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is or has been one of our officers or employees. None of our executive officers served on any board of directors’ Compensation Committee of any other company for which any of our directors served as an executive officer at any time during 2007. Other than disclosed in “Other Relationships, Transactions and Events” in this proxy statement, none of the members of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of the SEC Regulation S-K.

Audit Committee

The Audit Committee reviews the following matters: (1) adequacy of internal controls and compliance with applicable laws and regulations, (2) activities/reports of the Internal Audit Office, (3) results from audits made by regulators, (4) our consolidated financial statements, and (5) the annual audit report prepared by the independent registered public accounting firm. In addition, the Audit Committee appoints the independent registered public accounting firm to serve as our external auditors and the Vice-President of Internal Audit, when such position becomes vacant. The Audit Committee Charter is available at the Corporation’s web site: www.triplesmanagement.com.

The committee met ten times during the fiscal year ended December 31, 2007. As of March 27, 2008, the members of the committee are: Mr. Vicente J. León-Irizarry (Chair), Ms. Carmen Ana Culpeper-Ramírez, Mr. Antonio F. Faría-Soto, Mr. Jaime Morgan-Stubbe, Mr. Miguel Nazario-Franco and Ms. Adamina Soto-Martínez. The Board has determined that all members of the audit committee are independent within the meaning of NYSE rules.

AUDIT COMMITTEE REPORT

The Audit Committee Charter (“Charter”) establishes that the Audit Committee (“Committee”) shall consist of three or more members of the Board. The Board has determined that each member of the Committee is independent. In making this determination, the Board follows the audit committee independence standards set forth in the NYSE’s director independence rules. Currently, the Committee is comprised of six directors all of whom are independent under such standards. The Committee held ten meetings during the year ended December 31, 2007. Form 10-K and Form 10-Q filings were discussed in four of such meetings.

The role of the Committee is to assist the Board in its oversight of our financial reporting process, as well as our internal and external audit processes, independent registered public accounting firm’s qualifications and performance of the internal audit function. The Committee also is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm and the establishment of procedures for handling complaints. The Committee operates pursuant to the Charter that was adopted by the Board and ratified on January 31, 2008.

The Charter states that: (1) the Chair of the Audit Committee shall be appointed by the members of the Committee and (2) the Committee shall appoint the Vice-President of the Internal Audit Office when such position is vacant. The Committee has the resources and authority to discharge its responsibilities, including the authority to engage independent registered public accounting firm for special audits, reviews, and other procedures and to retain special counsel and other experts, consultants, or advisors. The Committee appoints or terminates the engagement of the independent registered public accounting firm and reviews the proposed audit scope and approach, including coordination of the audit effort with the Internal Audit Office.

In the performance of its oversight function, the Committee has considered and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2007 with management and KPMG LLP, our independent registered public accounting firm.

The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, the Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (“Independence Discussion with Audit Committees”), as currently modified or supplemented. The Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Corporation is compatible with maintaining the auditors’ independence, and has discussed with the independent auditors the auditors’ independence from us and our management.

As set forth in the Charter, management is responsible for: (1) the preparation, presentation, and integrity of our consolidated financial statements, and (2) maintaining appropriate accounting and financial reporting principles, policies, and internal controls and procedures that comply with accounting standards and applicable laws and regulations. The independent registered public accounting firm, KPMG LLP, is responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles.

The members of the Committee are not employees of the Corporation or any of its subsidiaries. While some of them may be accountants or auditors by profession, the Committee relies on, and makes no independent verification of, the financial or other information presented to it or representations made by management or the independent registered public accounting firm. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles and policies, or internal controls and procedures, designed to achieve compliance with accounting standards, and applicable laws and regulations.

Based on the Committee’s consideration of the audited consolidated financial statements and the discussions referred to above with management and the independent registered public accounting firm, and subject to the limitations on the role and responsibilities of the Committee set forth in the Charter and those discussed above, the Committee recommended and the Board approved that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Corporation specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Submitted by:

Vicente J. León-Irizarry, CPA, Chair of the Audit Committee
Carmen Ana Culpeper-Ramírez
Antonio F. Faría-Soto
Jaime Morgan-Stubbe, Esq.
Miguel A. Nazario-Franco
Adamina Soto-Martínez, CPA

Dated: March 11, 2008

AUDIT COMMITTEE FINANCIAL EXPERTS

The Board has determined that Mr. León-Irizarry and Ms. Soto-Martínez are the audit committee financial experts as defined by Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and are independent within the meaning of the NYSE director independence standards. For a brief listing of the relevant experience of the members of the Audit Committee, please see “Board of Directors” and “Standing Committees” above.

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EXECUTIVE OFFICERS

The following information sets forth the names of our executive officers, including their age, education and business experience during the past five years and the period during which each such person has served as one of our executive officers.

Ramón M. Ruiz-Comas, CPA (51).  Since May 2002, Mr. Ruiz-Comas has served as our president and chief executive officer. Mr. Ruiz has also served on our Board since May 2002. Mr. Ruiz-Comas served as our executive vice president from November 2001 to April 2002 and as our senior vice president and chief financial officer from February 1999 to October 2001. From 1995 to 1999, Mr. Ruiz-Comas served as our managed care subsidiary’s senior vice president of finance and from 1990 to 1995 he was vice president of finance. Prior to joining us, Mr. Ruiz-Comas worked at KPMG LLP from 1978 to 1990. He is a Certified Public Accountant (CPA) and a member of the Puerto Rico Society of Certified Public Accountants, as well as the American Institute of Certified Public Accountants. He holds a B.B.A. degree with a major in Accounting from the University of Puerto Rico and a Juris Doctor (J.D.) degree from the University of Puerto Rico, School of Law. In 2002, he attended the Advance Management Program at the University of Pennsylvania’s Wharton School of Business.

Socorro Rivas-Rodríguez, CPA (60).  Ms. Rivas-Rodríguez has served as president and chief executive officer of our managed care business since May 2002. Prior to her appointment as president and chief executive officer, Ms. Rivas-Rodríguez served in various positions at our managed care business, including general manager from 1999 to 2002, executive vice president from 1990 to 2002, and director of internal audit from 1982 to 1990. She has been a Certified Public Accountant since 1987 and a member of the Puerto Rico Society of Certified Public Accountants. Ms. Rivas-Rodríguez has a B.A. degree with concentrations in mathematics and accounting from the University of Puerto Rico.

Eva G. Salgado-Micheo (50).  Ms. Salgado has served as president of our property and casualty insurance business since July 2003. Prior to this appointment, Ms. Salgado served in various positions in our property and casualty insurance business, including senior vice president of the underwriting department from 2002 to 2003, vice-president of the underwriting department from 1997 to 2002 and vice-president of marketing. Prior to joining our property and casualty insurance business, Ms. Salgado worked at Integrand Assurance Company as senior vice-president of the underwriting department from 1992 to 1996. Ms. Salgado holds a B.A. degree with a concentration in Finance from the University of Puerto Rico. She also studied underwriting at the Insurance Institute of America.

Arturo Carrión-Crespo, CPA (50).  Mr. Carrión has served as president of our life insurance subsidiary, Triple-S Vida, Inc. (formerly Great American Life Assurance Company (“GA Life”)), since 1998. Prior to this appointment, Mr. Carrión served as vice president of finance of GA Life from 1987 to 1998. Prior to joining GA Life, Mr. Carrión worked at KPMG LLP from 1978 to 1987. He is a Certified Public Accountant and a member of the Puerto Rico Society of Certified Public Accountants. Mr. Carrión holds a B.B.A. degree with a major in Accounting from the University of Puerto Rico.

Luis A. Marini-Mir (59).  Dr. Marini has been president of our Commonwealth of Puerto Rico Health Reform business since October 1999. Prior to his appointment, Dr. Marini served as dental director of our managed care business from February 1998 to October 1999. From April 1975 to December 2000, Dr. Marini had a pediatric dentistry private practice. Dr. Marini is a former dean of the University of Puerto Rico, School of Dentistry. Dr. Marini received a degree from the University of Puerto Rico (Mayaguez Campus) with a concentration in pre-medicine and obtained a D.M.D. degree from the University of Puerto Rico, School of Dentistry. He also obtained a Certificate in Pediatric Dentistry from the University of Puerto Rico, School of Dentistry.

Roberto O. Morales-Tirado, Esq. (64).  Mr. Morales was appointed president of our insurance agency, Signature Insurance Agency, in February 2006. Prior to being appointed to this position, Mr. Morales served as president and chief executive officer of our life insurance business from 2000 through February 2006. From 1998 to 2000, Mr. Morales served as a consultant for us. From 1993 to 1998, Mr. Morales served as president and chief executive officer of AIG Life Insurance Company of Puerto Rico. Mr. Morales received a B.A. degree from the University of Puerto Rico and a J.D. degree from the Interamerican University of Puerto Rico, School of Law.

Juan J. Román-Jiménez, CPA (42).  Mr. Román-Jiménez has served as our vice president of finance and chief financial officer since 2002. Prior to his appointment as chief financial officer, Mr. Román-Jiménez served as executive vice-president of our Commonwealth of Puerto Rico Health Reform business (Triple-C,

Inc.) from 1999 to 2002 and vice-president of finance from 1996 to 1999. Prior to joining us, Mr. Román-Jiménez worked at KPMG LLP from 1987 to 1995. He has been a Certified Public Accountant and a member of the Puerto Rico Society of Certified Public Accountants as well as the American Institute of Certified Public Accountants since 1989. He earned a B.A. degree in Business Administration with a concentration in Accounting from the University of Puerto Rico, Rio Piedras.

Juan J. Rodríguez-Gilibertys, CPA (44).  Mr. Rodríguez-Gilibertys has served as Vice-President of the Audit Department of the Corporation since December 2004. Prior to his appointment at the Corporation, Mr. Rodríguez-Gilibertys served as Undersecretary of the Puerto Rico Treasury Department from January 2001 to November 2004. Mr. Rodríguez-Gilibertys served as Director of Finance for the Municipality of San Juan from 1997 to 2001. Mr. Rodríguez-Gilibertys received a degree of Bachelor in Business Administration (B.B.A.) from the University of Puerto Rico with a concentration in Accounting. He also received a Juris Doctor degree from the Interamerican University School of Law. He is a Certified Public Accountant, a Certified Internal Auditor, a Certified Information System Auditor and a member of the Puerto Rico Society of Certified Public Accountants.

* * *

COMPENSATION DISCUSSION AND ANALYSIS

The Board’s Compensation Committee oversees the design and administration of the Corporation’s executive and director compensation programs. The Compensation Committee works to ensure that the total compensation paid to the executive officers and outside directors is fair, reasonable and competitive with its peer group.

The individuals who served as our chief executive officer and chief financial officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table, are referred to as the “Named Executive Officers.”

The Compensation Committee is comprised of only independent directors and is responsible for the administration of the Corporation’s executive compensation program. Prior to May 2007, the Compensation Committee was comprised of a majority of independent directors (four out of five). The Compensation Committee met twelve times during 2007.

The Compensation Committee has the sole authority to engage the services of outside consultants to assist them. The Compensation Committee retained Frederic W. Cook & Co., Inc. (“Cook”) as its compensation consultant during 2007 to advise the Compensation Committee in all matters related to the executives’ and directors’ compensation.

Our executive compensation program is designed to support the attainment of our vision, business strategy, and operating imperatives. Specifically, we believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual and long-term goals which align the executives’ interests with those of the shareholders, and ultimately improve shareholder value.

To this end, our compensation program is designed to accomplish the following objectives:

•	Reinforce business values through the alignment of our efforts to deliver superior results for customers and shareholders, belief in good governance, socially responsible business practices, and high ethical standards.

•	Reinforce a high performance culture with clear emphasis on accountability and variable pay. The variable pay program is intended to drive a high performance culture that emphasizes both near and longer-term results.

•	Deliver compensation that is reasonable and competitive so that we can attract and retain talented leaders and motivate those leaders to achieve superior results. At the same time, we believe that compensation should be set responsibly to ensure a reasonable rate of return on our human capital expenditures.

•	Require levels of share ownership that increase with role scope. Executives will be required to own and hold a number of shares while in executive or policymaking roles to align their economic interests with other shareholders.

Determining Executive Compensation

We compare the compensation of the Named Executive Officers to that of companies with which we compete for talent, capital, and for customers. Those companies include private or publicly-held companies, stand-alone businesses or divisions of larger corporations. Our size and/or organizational complexity are considered when selecting comparable companies in Puerto Rico and the United States and data analysis methods. Within our general competitive framework, specific comparisons may vary by type of role.

Cook provided the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions. Using data prepared by Cook, the Compensation Committee compared each element of total compensation to a defined list of direct industry competitors (“Insurance and Managed Care Peer Group”).

The Insurance and Managed Care Peer Group consists of companies against which the Compensation Committee believes we will compete for talent, capital, and customers or are comparable to us. The companies comprising the Insurance and Managed Care Peer Group are:

AMERIGROUP Corporation 21st Century Insurance Group	Erie Indemnity Company HCC Insurance Holdings, Inc.	Sierra Health Services, Inc. State Auto Financial Corporation
Alleghany Corporation	HealthSpring, Inc.	WellCare Health Plans, Inc.
Aspen Insurance Holdings Ltd	Infinity Property & Casualty Corporation	Zenith National Insurance Corporation
Centene Corporation	Magellan Health Services
Delphi Financial Group, Inc.	Molina Healthcare, Inc.

For comparison purposes, our annual revenues are at the median of the Insurance and Managed Care Peer Group. Total compensation is targeted at the median (50th percentile) of the Insurance and Managed Care Peer Group for all components of pay, including: base salary, short and long-term variable pay opportunities, benefits and perquisites.

Based on our compensation philosophy, a significant percentage of total compensation is delivered in the form of incentive compensation. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews competitive pay information provided by Cook as well as our current operating goals and environment to determine the appropriate level and mix of incentive compensation. Actual amounts earned from incentive compensation are realized only as a result of individual or the Corporation’s performance, depending on the type of award, based on a comparison of actual results to pre-established goals.

Role of Individual Pay Components

Executive compensation historically has been delivered predominantly through base salary, annual cash bonuses, long-term incentive awards as well as retirement programs and a non-qualified deferred compensation plan.

Base Salary

Base salaries are used to recognize an employee’s immediate contribution to the organization, experience, knowledge, and responsibilities of each particular role. Base salaries are also used to compensate the Named Executive Officers for assuming a significant level of responsibility, to provide financial stability, to be market competitive, and to secure an appropriate level of incentive.

According to our Salary Adjustment Policy (the “Policy”) salary adjustments are based on a number of relevant factors, including: particular importance of the position to us, individual performance, growth in position, market level increases, our financial performance and ability to pay. Also, the Policy establishes that base pay adjustments send clear performance messages and make moderate distinctions based on performance; for executives, significant distinctions in performance are recognized through our annual cash program. In addition, this Policy requires that timing for increases be consistent with market practice, and base salaries for executives are reviewed and adjusted as necessary on an annual basis to ensure pay levels remain competitive, as well as the time of promotion or changes in responsibilities.

Annual Cash Bonus

The annual cash bonus portion of an executive’s total compensation opportunity is intended to accomplish a number of objectives, including: reinforce the optimization of operating results throughout the year, achievement of our stated objectives; pay for performance and reinforce individual accountability; support our long-term objective to create shareholder value; and to provide market competitive cash compensation when performance objectives are met or exceeded. This bonus can be highly variable from year to year depending on actual performance results.

The annual cash bonus is based on achievement of the Corporation’s and individual business units’ goals that are established at the beginning of each year. Goals are approved by the Board and include financial goals, such as consolidated premium earned and net income, as well as specific performance goals for each Named Executive Officer. The annual amount, if any, of the annual cash bonus is based on an evaluation of each Named Executive Officer’s performance and on the financial goal achievement. Depending on the performance for the year, payment under the annual incentive may range from 0 percent to 150 percent of the target bonuses established by the Compensation Committee. The Compensation Committee approves the awards and has discretion to determine any changes to the amount to be paid. The final recommendation of the Compensation Committee is approved by the Board.

Target bonuses are currently established at 70 percent of base salary for the Chief Executive Officer (“CEO”) and from 50 percent to 70 percent for the other Named Executive Officers. For the CEO and the Chief Financial Officer, the financial performance goals are based 80 percent on the Corporation’s actual financial performance, against the corporate objectives for that year, and 20 percent on non-financial performance. This includes individual objectives that can be quantitative or qualitative. For all other executive officers, the performance measures are based 30 percent on the Corporation’s actual financial performance, against the corporate objectives for that year, 50 percent on the actual performance of the corresponding business unit for which the executive is responsible, and 20 percent on the executive officer’s non-financial performance, as established by the Compensation Committee.

In addition, we pay an annual bonus each December to all of our active employees, including the Named Executive Officers. This bonus is determined based on a non-performance predetermined formula and paid if the employee has worked more than 700 hours as of September 30 of each year and is an employee at the date of payment. The amount paid under this bonus approximates nine percent of base salary and, with respect to the bonus payable to the Named Executive Officers, is included in the bonus column of the Summary of Compensation Table.

Long-Term Incentive Awards

During 2007, on the closing of our initial public offering, we awarded stock options, restricted stock awards and performance awards to 11 executive officers, including Named Executive Officers, under the Plan. We believe that long-term incentives are an important and essential element that need to be offered as part of the total compensation program of the Corporation as a public entity to ensure our ability to attract, motivate, and retain top talent. As such, our long-term incentives to key management are designed to accomplish a number of important objectives:

•	Align management and shareholder interests

•	Balance the short-term orientation of other compensation elements

•	Provide a variable portion of total compensation tied to long-term market and financial performance of the Corporation

•	Build executive stock ownership

•	Hold executives accountable for their long-term decisions

•	Reinforce collaboration across the Corporation

•	Retain key executives over the long term

•	Share success with those who directly impact our performance results

At the time of this award, the Compensation Committee determined the terms of the award, including the performance period and the performance objectives relating to the award of performance shares. At the conclusion of a performance share award performance period, the Compensation Committee will review actual performance versus the pre-established performance goals to determine whether the performance objectives were met in whole or in part, and the associated payment that may be due as a result. The Compensation Committee carefully considered the impact of stock option expensing, as well as dilution, in order to achieve a balance between our cost, competitiveness and maintaining employee incentives.

The awards granted on the date of our initial public offering, were intended to provide what we deem to be a proper and competitive balance between stock options, restricted stock awards and performance awards. Based on the fair value of the awards determined in accordance with the Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment, approximately 51% of the cost of the grant was delivered in stock options that only benefit participants when the stock price increases, approximately 25% of the cost was delivered in restricted stock awards, which allows us to retain key talent over the long term, and the remaining 24% was delivered in performance awards, which allows us to tie compensation to the long-term market and financial performance of the Corporation.

Future long-term incentives may be delivered through a variety of award types that we may adopt in the future, including: stock options, restricted stock/units, performance-based equity (performance shares), performance-based cash (performance cash), and other equity/non-equity award types (e.g., stock SARs/cash SARs). We intend to provide long-term awards through a combination of some of the above mentioned types of awards.

Retirement Programs

Executive officers participate in our qualified and non-qualified employee retirement programs designed to provide retirement income. Our qualified and non-qualified pension plans provide a retirement income base.

Non-Qualified Deferred Compensation Plan

The purpose of this program is to provide certain executives who elect to become participants with the opportunity of deferring a portion of their compensation to a later date and benefiting from the tax advantages related thereto.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for Named Executive Officers of the Corporation. Decisions regarding the non-equity compensation of other executive officers are made by the Chief Executive Officer. The CEO annually reviews the performance of the other Named Executive Officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual incentive award amounts, are presented to the Compensation Committee. The Compensation Committee reviews and approves or recommends changes in the compensation of the Named Executive Officers, including the CEO, and makes recommendations for final approval to the Board.

Compensation of Named Executive Officers for 2007

As part of the process of becoming a corporation whose shares are publicly-traded, the Compensation Committee evaluated the different components of compensation of the executive officers. The purpose was to ascertain compensation at adequate levels (defined as total compensation targeted at median external pay levels) when compared with peer companies and to retain its executive officers.

As part of the engagement of Cook, the Compensation Committee reviewed each pay component to align compensation for the first time to that of similar companies. The main purpose was to assure that we established a competitive compensation program. Based on the initial analysis, we began providing long-term incentive awards during 2007.

Base Salary

In setting base salaries for 2007, the Compensation Committee considered the following factors:

•	The corporate budget, meaning our overall budget for base salary increases. The corporate budget was established based on planned performance for 2007. The objective of the budget is to allow salary increases to retain and motivate successful performers while maintaining affordability within our business plan.

•	The relative pay differences for different job levels.

•	Individual performance base salary increases were driven by individual performance assessments.

•	Evaluation of peer group data specified to each executive position, where applicable. However, the Compensation Committee may exercise subjective judgment in determining final pay recommendations.

In establishing Mr. Ruiz’s base salary for 2007, the Compensation Committee applied the principles described above. In an executive session, the Compensation Committee assessed Mr. Ruiz’s 2006 performance, based on established corporate goals and financial objectives. They considered the Corporation’s and Mr. Ruiz’s accomplishment of objectives that had been established at the beginning of the year, strategic direction of the Corporation and its own subjective assessment of his performance. The Compensation Committee approved the salary increase of Mr. Ruiz and recommended it to the Board, which also approved it.

For all other Named Executive Officers salary increases were based on the aforementioned principles and were in line with budget increases.

Long-Term Incentive Awards

On the closing date of our initial public offering, the Compensation Committee awarded certain executive officers, including Named Executive Officers, stock options, restricted stock awards and performance awards. A summary of the long-term incentive awards granted during 2007 is included on the Grants of Plan Based Awards table.

Non-Equity Incentive Plan

The non-equity incentive award for 2007 was based on the performance of the Corporation against the stated objectives. For 2007, our reported net income was $58.5 million, which exceeded the targeted level and reached the superior level. Also, total operating revenues, excluding net investment income, was $1.5 billion, which was just at targeted level.

In February 2008, the Compensation Committee and the Board approved payments to the Named Executive Officers under the 2007 non-equity incentive plan, in the amounts set-forth below in the Summary Compensation Table. Payments were made within the parameters established.

Compensation Committee Report

The Corporation’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:

Adamina Soto-Martínez, CPA, Chair of the Compensation Committee
Carmen Ana Culpeper-Ramírez
Vicente J. León-Irizarry, CPA
Manuel Figueroa-Collazo
Jaime Morgan-Stubbe
Miguel Nazario-Franco

Summary Compensation Table

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(3)	Compensation	Earnings(4)	Compensation(5)	Total

Ramón M. Ruiz-Comas,	2007	$541,500	$49,838	$51,370	$51,301	$431,000	$120,000	$91,924	$1,336,933
President and CEO Triple-S	2006	492,274	45,325	—	—	386,020	115,000	72,868	1,111,487
Management Corporation
Juan José Román-Jiménez,	2007	360,000	33,200	17,123	17,100	206,800	60,000	27,014	721,237
Vice President of Finance &	2006	285,000	26,325	—	—	165,758	35,000	21,474	533,557
CFO of Triple-S Management Corporation
Socorro Rivas-Rodríguez,	2007	395,700	36,473	17,123	17,100	325,400	105,000	65,908	962,704
President of Triple-S, Inc.	2006	380,500	35,079	—	—	299,895	175,000	67,595	958,069
Eva G. Salgado,	2007	275,700	25,473	5,137	5,130	221,800	54,000	33,406	620,646
President of Seguros Triple-S, Inc.	2006	264,500	24,446	—	—	207,664	48,000	28,802	573,412
Luis A. Marini-Mir,	2007	232,600	21,522	2,397	2,394	158,000	49,000	31,850	497,763
President of Triple-C, Inc.	2006	223,700	20,706	—	—	138,856	48,000	40,782	472,044

(1)	Amounts represent base salary. Some of the Named Executive Officers deferred a portion of their salary under the non-qualified deferred salary plan, which was included in the Non-Qualified Deferred Compensation Table.

(2)	Represents annual non-performance base bonus. See to the “Compensation Discussion and Analysis — Annual Cash Bonus” for detailed explanation.

(3)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2007 in accordance with the provisions SFAS No. 123(R), excluding the estimated forfeitures related to service-based vesting conditions.

(4)	The amounts represent the actuarial increase in the present value of the Named Executive Officer’s benefits under our pension plan, and the Supplemental Benefit Plan, further described below. The increase was calculated using the interest rate, discount rate and form of payment assumptions consistent with those used in our financial statements. The calculation assumes benefit commencement is at normal retirement age (65), and was calculated without respect to pre-retirement death, termination or disability. Earnings on deferred compensation are not reflected in this column because we do not provide above market or guarantee returns on non-qualified deferred compensation.

(5)	Other annual compensation consists of the following:

		Sick Leave &
Name	Vehicles Allowance	Vacation Paid(a)	Other	Total

Ramón M. Ruiz-Comas	$17,723	$74,201	$—	$91,924
Juan José Román-Jiménez	—	27,014	—	27,014
Socorro Rivas-Rodríguez	22,415	38,570	4,923	65,908
Eva G. Salgado	12,760	20,646	—	33,406
Luis A. Marini-Mir	15,993	12,390	3,467	31,850

(a)	We pay to all of our employees, including the Named Executive Officers, the sick leave license days not used during the year and the excess, if any, of vacation accrued over thirty days. Amounts included represent cash paid during 2007.

Grants of Plan-Based Awards

										All Other
									All Other	Option		Grant
									Stock	Awards:		Date Fair
									Awards:	Number of	Exercise	Value of
			Estimated Future Payments Under Non-			Estimated Future Payments Under			Number of	Securities	Price of	Stock and
			Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			Shares of	Underlying	Option	Option
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock (#)	Options (#)	Awards(2)	Awards(3)

Ramón M. Ruiz-Comas	—		$303,240	$379,050	$568,580	—	—	—	—	—	—	—
	12/7/2007	(4)	—	—	—	—	—	—	—	465,517	$14.50	$4.83
	12/7/2007	(5)	—	—	—	—	—	—	77,586	—	—	14.50
	12/7/2007	(6)	—	—	—	38,793	77,586	155,172	—	—	—	14.50
Juan José Román-Jiménez	—		144,000	180,000	270,000	—	—	—	—	—	—	—
	12/7/2007	(4)	—	—	—	—	—	—	—	155,172	14.50	4.83
	12/7/2007	(5)	—	—	—	—	—	—	25,862	—	—	14.50
	12/7/2007	(6)	—	—	—	12,931	25,862	51,724	—	—	—	14.50
Socorro Rivas-Rodríguez	—		231,890	289,860	434,790	—	—	—	—	—	—	—
	12/7/2007	(4)	—	—	—	—	—	—	—	155,172	14.50	4.83
	12/7/2007	(5)	—	—	—	—	—	—	25,862	—	—	14.50
	12/7/2007	(6)	—	—	—	12,931	25,862	51,724	—	—	—	14.50
Eva G. Salgado	—		153,340	191,680	287,520	—	—	—	—	—	—	—
	12/7/2007	(4)	—	—	—	—	—	—	—	46,552	14.50	4.83
	12/7/2007	(5)	—	—	—	—	—	—	7,759	—	—	14.50
	12/7/2007	(6)	—	—	—	3,880	7,759	15,518	—	—	—	14.50
Luis A. Marini-Mir	—		102,340	127,930	191,900	—	—	—	—	—	—	—
	12/7/2007	(4)	—	—	—	—	—	—	—	21,724	14.50	4.83
	12/7/2007	(5)	—	—	—	—	—	—	3,621	—	—	14.50
	12/7/2007	(6)	—	—	—	1,811	3,621	7,242	—	—	—	14.50

(1)	The Compensation Committee established the performance measures for purposes of determining the amounts payable for the year ended December 31, 2007. The amounts shown under the Threshold column assume that the lowest levels are met by the Corporation or business unit. The amount of the annual bonus can be zero if the lowest level is not achieved. Awards, if any, under this plan are payable in the first quarter of the following year. Amounts approved for 2007 are reflected in the Summary Compensation Table — Non-Equity Incentive Plan Compensation column.

(2)	All stock options were granted at an exercise price equal to the offering price on the New York Stock Exchange of our Class B shares.

(3)	The grant date fair value of these awards was calculated in accordance with the provisions SFAS No. 123(R). There is no assurance that the value realized by Named Executive Officers, if any, will be at or near the amounts shown in this column. Future compensation resulting from option grants will be based solely on the performance of our stock price.

(4)	Represents the number of stock options granted on the date of our initial public offering under the Plan.

(5)	Represents the number of restricted stocks awarded on the date of our initial public offering under the Plan. Restricted stocks were considered issued and outstanding as of December 31, 2007, however, they have a three year vesting period. Restricted stocks have the right as any other shareholder to receive any dividend declared by the Corporation on its Class B shares.

(6)	Represents the number of performance awards granted on the date of our initial public offering under the Plan. Performance awards vest at the end of a three-year period only if performance measures were achieved by Named Executive Officers. The threshold payout was determined at 50% of target and the maximum payout was determined at 200% of target. Performance measures have not been determined yet by the Compensation Committee.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
								Equity	Equity
			Equity					Incentive	Incentive
			Incentive Plan					Plan	Plan
		Number of	Awards:					Awards:	Awards:
	Number of	Securities	Number of			Number of	Market	Number of	Market
	Securities	Underlying	Securities			Shares of	Value of	Unearned	Value of
	Underlying	Exercise	Underlying			Stock That	Shares of	Shares	Unearned
	Exercise	Options (#)	Unexercised	Option	Option	Have Not	Stock That	That Have	Shares That
	Options (#)	Unexercisable	Unearned	Exercise	Expiration	Vested (#)	Have Not	Not Vested	Have Not
Name	Exercisable	(1)	Options (#)	Price	Date	(2)	Vested(3)	(#)(4)	Vested(3)

Ramón M. Ruiz-Comas	—	465,517	—	$14.50	12/7/2014	77,586	$1,568,013	77,586	$1,568,013
Juan José Román-Jiménez	—	155,172	—	14.50	12/7/2014	25,862	522,671	25,862	522,671
Socorro Rivas-Rodríguez	—	155,172	—	14.50	12/7/2014	25,862	522,671	25,862	522,671
Eva G. Salgado	—	46,552	—	14.50	12/7/2014	7,759	156,809	7,759	156,809
Luis A. Marini-Mir	—	21,724	—	14.50	12/7/2014	3,621	73,180	3,621	73,180

(1)	Stock option awards vest in equal installments on December 7, 2008, December 7, 2009 and December 7, 2010.

(2)	Unvested restricted stock grants vest in equal installments on December 7, 2008, December 7, 2009 and December 7, 2010.

(3)	The market value of restricted stock and performance awards that have not vested was calculated by multiplying the closing price of our Class B shares on December 31, 2007 ($20.21), by the applicable number of shares.

(4)	Unvested performance awards vest on December 31, 2010 depending on the achievement of performance measures by Named Executive Officers.

Defined Benefit Retirement Plan

The following table illustrates the present value of accumulated benefits and the number of years credited service for the Named Executive Officers under our Non-Contributory Retirement Program and our Supplemental Retirement Program.

Pension Benefits Table

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit	Fiscal Year

Ramón M. Ruiz-Comas	Non-Contributory Retirement Program for Certain Employees of Triple-S Management Corporation	17.56	$395,000	—
	Triple-S Management Corporation Supplemental Retirement Program		525,000
Juan José Román-Jiménez	Non-Contributory Retirement Program for Certain Employees of Triple-S Management Corporation	11.98	165,000	—
	Triple-S Management Corporation Supplemental Retirement Program		55,000
Socorro Rivas-Rodríguez(1)	Non-Contributory Retirement Program for Certain Employees of Triple-S Management Corporation	25.97	955,000	—
	Triple-S Management Corporation Supplemental Retirement Program		725,000
Eva G. Salgado	Non-Contributory Retirement Program for Certain Employees of Triple-S Management Corporation	11.89	240,000	—
	Triple-S Management Corporation Supplemental Retirement Program		45,000
Luis A. Marini-Mir(1)	Non-Contributory Retirement Program for Certain Employees of Triple-S Management Corporation	9.91	345,000	—
	Triple-S Management Corporation Supplemental Retirement Program		10,000

(1)	Participant is eligible for early retirement under both plans. Additional details on early retirement payments and benefit formula and eligibility standards can be found in the sections titled “Non-Contributory Defined Benefit Pension Plan” and “Supplementary Retirement Plan” below.

We sponsor a Non-Contributory Retirement Program for certain of our employees. The compensation covered by the pension plans is the annual salary as set forth in the Summary Compensation Table. The Supplemental Retirement Program covers benefits in excess of the Internal Revenue Service (“IRS”) limits that apply to the Non-Contributory Retirement Program, which is a qualified program under IRS rules. The following is a summary of the pension plans’ provisions.

Non-Contributory Defined-Benefit Pension Plan

•	Employees eligible for participation — Employees age 21 or older with one year of service with a Blue Cross and/or Blue Shield organization are eligible to participate. An employee becomes a Participant on the January 1 or July 1 coincident with or next following the completion of the age and service participation requirements.

Employees of a subsidiary that participate in this Program are treated as employees of the Sponsoring Employer for purposes of this Program.

•	Average earnings — Highest average annual rate of pay from any five consecutive calendar year periods out of the last ten years. Each year’s earnings are limited to $200,000 (as indexed). As permitted under the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), for purposes of calculating Final Average Earnings for participants who are employed on or after January 1, 2002, the $200,000 limit applied retroactively to the 1994 Program year. For 2007, the pension earnings are limited to $225,000.

•	Accrued benefit — Single life benefit equal to the following:

i. 2% of Final Average Earnings multiplied by Plan and Association Service (defined as years worked by an employee working with the BCBSA)

ii. up to 30 years, minus

iii. Prior Plan benefit (if any)

The Accrued Benefit cannot be less than the benefit calculated considering Employer Service only.

•	Normal retirement

iv. Eligibility — Termination of employment after both the attainment of age 65 and after either the fifth anniversary of Program participation or completion of five years of Vesting Service.

v. Benefit — The Accrued Benefit payable at Normal Retirement Date.

To be eligible for early retirement, termination of employment should occur after attaining age 55 with five years of Plan Service. The benefit will be the Accrued Benefit at Normal Retirement Date reduced using factors that are actuarially equivalent to the age 62 benefit. There is no reduction if retirement occurs after age 62.

The Plan also has a special early retirement. To be eligible, the termination of employment should occur after attaining 30 years of Plan Service and election of immediate benefit commencement. The Accrued Benefit is calculated at date of termination with no early retirement reductions. This benefit replaces the Early Retirement benefit for those meeting the Special Early Retirement benefit eligibility.

•	Forms of payment — The standard form is a straight life annuity. The automatic form of payment for a single Participant is the standard form, and for a married Participant at the benefit commencement date there is a reduced qualified joint and survivor annuity, with 50% of the benefit continuing to the surviving spouse upon the earlier death of the Participant.

In lieu of the automatic form of payment, a Participant may elect, with the proper spousal consent, one of the optional forms of annuity payment or, alternatively, a single lump sum payment.

Supplementary Retirement Plan

•	Employees eligible for participation — Employees with Qualified Retirement Program (the “Non-Contributory Retirement Program”) benefits limited by the IRC maximum compensation and benefit limits are eligible to participate.

•	Final average earnings — The highest average annual rate of pay from any five consecutive calendar year periods out of the last ten years.

•	Accrued benefit — Single life benefit equal to the following:

vi. 2% of Final Average Earnings multiplied by Plan and Association Service up to 30 years, minus

vii. Prior Plan benefit (if any), minus

viii. Qualified Retirement Program Benefit

The Accrued Benefit cannot be less than the benefit calculated considering Employer Service only.

•	Normal retirement

ix. Eligibility — Termination of employment after both the attainment of age 65 and after either the fifth anniversary of Program participation or completion of five years of Vesting Service.

x. Benefit — The Accrued Benefit payable at Normal Retirement Date.

•	Early retirement

xi. Eligibility — Termination of employment after attaining age 55 with five years of Plan and Association Service.

xii. Benefit — The Accrued Benefit at Normal Retirement Date reduced using factors that are actuarially equivalent to the age 62 benefit. No reduction if retirement occurs after age 62.

•	Special early retirement

xiii. Eligibility — Termination of employment after attaining 30 years of Plan and Association Service and election of immediate benefit commencement.

xiv. Benefit — This benefit replaces the Early Retirement benefit for those meeting the Special Early Retirement benefit eligibility.

•	Forms of payment — The standard form is a straight life annuity. The automatic form of payment for a single Participant is the standard form and for a married Participant at the benefit commencement date is a reduced qualified joint and survivor annuity, with 50% of the benefit continuing to the surviving spouse upon the earlier death of the Participant.

Non-Qualified Deferred Compensation Table

The following table presents the non-qualified deferred compensation for the Named Executive Officers:

	Executive	Registrant	Aggregate		Aggregate
	Contribution	Contribution	Earnings in	Aggregate	Balance at
	Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
Name	Year(1)	Year	Year	Distributions	Year

Ramón M. Ruiz	$13,200	—	$11,461	—	$253,189
Juan J. Román	56,000	—	5,796	—	142,502
Socorro Rivas	50,102	—	52,316	—	1,159,456
Eva G. Salgado	—	—	—	—	—
Luis A. Marini	30,000	—	13,260	—	299,989

(1) Amounts included in this column are reported as compensation in the Summary Compensation Table.

Participants may elect to defer up to twenty percent (20%) of gross annual cash compensation under the Program. They forfeit all rights to the compensation deferred until the occurrence of any of the following events:

•	Upon termination of employment

•	Retirement

•	Six (6) months of continued disability

•	Death of Participant

•	An elected fixed date occurring after the 5th but not later than the 25th anniversary of deferral

2007 Incentive Plan

Please refer to Proposal #4 for information regarding the Plan.

DIRECTORS’ COMPENSATION AND BENEFITS

Effective July 1, 2007, we revised the compensation structure for members of our Board. Under our new directors’ compensation structure, the Chairman of the Board receives a monthly retainer of $6,500 and all other Board members receive a monthly retainer of $2,500. The Chairman of the Audit Committee receives an additional monthly retainer of $416.66, and the respective Chairmen of the Compensation, Corporate Governance, and Nominations Committees receive an additional monthly retainer of $250. The following is the amount received by each director for Board or committee meetings:

Meetings	Director

Board of Directors	$500
Audit Committee	350
Corporate Governance, Compensation and Nominations Committees	300
All other	150

In addition, all Board members receive $522.15 as a monthly stipend for health insurance. Directors who are also employees do not receive any compensation for service, as members of the Board or any committee of the Board, or the board of directors of a subsidiary.

The following tables summarize the fees or other compensation that our directors earned for services as members of the Board or any committee of the Board during 2007, pursuant to our outstanding compensation structures.

	Fees Earned or	All Other
Name	Paid in Cash(1)	Compensation(2)	Total

Wilmer Rodríguez-Silva, M.D.	$78,511	$5,566	$84,077
Vicente J. León-Irizarry, C.P.A	46,661	5,821	52,482
Miguel Nazario-Franco	42,411	5,821	48,232
Adamina Soto-Martínez, C.P.A	42,411	2,641	45,052
Jesús R. Sánchez-Colón, D.M.D	39,261	5,566	44,827
José Arturo Alvarez-Gallardo	38,111	5,821	43,932
Manuel Figueroa-Collazo, P.E	36,846	5,821	42,667
Luis A. Clavell, M.D.	36,311	5,821	42,132
Carmen Ana Culpeper-Ramírez	39,361	2,641	42,002
Juan E. Rodríguez Díaz	35,561	5,821	41,382
José Hawayek-Alemañy, M.D.	35,784	5,566	41,350
Porfirio E. Díaz-Torres, M.D.	35,261	5,821	41,082
Valeriano Alicea-Cruz, M.D.	34,911	5,821	40,732
Wilfredo López-Hernández, M.D.	34,802	5,821	40,623
Arturo Córdova-López, M.D.	34,061	5,566	39,627
Antonio F. Faria(3)	30,911	5,821	36,732
Roberto Muñoz-Zayas(3)	28,111	5,821	33,932
Jaime Morgan-Stubbe(3)	28,211	5,566	33,777
Fernando J. Ysern-Borrás, M.D.(4)	11,734	3,711	15,445
Mario S Belaval(4)	11,800	3,521	15,321
Manuel Suárez-Méndez(4)	8,850	3,521	12,371

(1)	Prior to July 1, 2007, directors who were not employees were paid an annual fee of $8,000 as directors of the Corporation and $7,000 as directors of Triple-S, Inc. The Chairmen of the Boards of the Corporation and Triple-S, Inc. received an annual retainer of $10,500 and $9,500, respectively. Directors received these fees on a pro rated basis for the first half of 2007. The following is the amount received by each director for Board or committee meetings prior to July 1, 2007:

Meetings	Chairman	Director

Board of Directors of Triple-S Management Corporation and Triple-S, Inc.	$200	$200
Audit Committee	350	250
Other Committees of Triple-S Management Corporation	300	200
Other Subsidiaries’ Boards and Committees	250	150

(2)	Represents the cost of a healthcare plan for the director and his/her spouse and children until June 30, 2007. Effective July 1, 2007, this policy was discontinued and all board members now receive a monthly stipend of $522.15 for health insurance. The monthly stipend for health insurance is included within the “Fees Earned or Paid in Cash” column.

In addition, the Board holds an annual off-site meeting to discuss our strategic direction and to comply with educational requirements, among other purposes. Members may be accompanied by their spouses, whose transportation and other costs are paid by us. Certain executives and their spouses accompany the Board as it may be necessary. Some of the activities at this meeting could be considered non-work related; however, due to the difficulty in allocating the specific cost to each member and since total cost is estimated at less than $5,000 per person, such amount was not included in the above table under “All Other Compensation.”

(3)	Term as member of the Board began on April 30, 2007.

(4)	Term as member of the Board expired on April 29, 2007.

* * *

OTHER RELATIONSHIPS, TRANSACTIONS AND EVENTS

Certain directors and executive officers of the Corporation have immediate family members who are employed by the Corporation or its subsidiaries. The compensation of these family members is established in accordance with the employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

In the ordinary course of business, the Corporation’s subsidiaries provide insurance to a number of individual directors and executive officers of the Corporation, to the medical practices of such directors, and to members of their respective immediate families. The Corporation’s subsidiaries also provide insurance to Méndez & Co., Inc., Menaco Corporation, Clínica Las Américas Guaynabo, Palmas del Mar Properties, Inc., B. Fernández & Hermanos, Inc., Pan Pepin (a wholly-owned subsidiary of B Fernandez & Hermanos Holding), Kevane Grant Thorton, LLP, San Jorge Medical Specialties and Vernet, Inc. Certain directors and nominees have material ownership interests in or occupy senior positions at these entities, including as President and Director. The aggregate amount paid to the Corporation’s subsidiaries for services to these entities in 2007 amounted to approximately $3,734,788. The terms on which the Corporation’s subsidiaries provide insurance to related parties are substantially the same as the terms offered to unrelated parties.

Directors of the Corporation that are physicians, dentists or their affiliated entities are also service providers of Triple-S, Inc. in the ordinary course of their business as physicians and dentists. Some of our directors, their immediate family members and affiliated entities received more than $120,000 in compensation for services as healthcare providers for one of the Corporation’s subsidiaries. Dr. Wilmer Rodríguez-Silva, chairman of the Board, received approximately $191,430 in 2007. Dr. Porfirio Díaz-Torres, a director of our Board, and members of his immediate family received approximately $374, 161 in 2007. Clínica Las Américas Guaynabo, a medical clinic of which our director, Dr. Arturo Córdova-López, is Medical Director and a principal shareholder, received total payments from Triple-S, Inc. of approximately $1,950,593 in 2007. San Jorge Children’s Medical Specialties, a medical group of which our director, Dr. Luis A. Clavell-Rodríguez, is the managing partner and controlling shareholder, received total payments from Triple-S, Inc of approximately $540,684 in 2007. San Jorge Children’s Hospital, a hospital at which Dr. Luis A. Clavell-Rodríguez is the Chief Medical Officer, received total payments from TSI of approximately $10,207,699 in 2007. The terms of the provider agreements with Triple-S, Inc. pursuant to which the above payments were made are the same as the terms of the provider agreements of physicians and healthcare organizations who are not directors or affiliated with directors of the Corporation.

While the Corporation periodically monitors transactions with related persons, the Corporation has not adopted a formal written policy regarding the review, approval or ratification of transactions with related persons. On an annual basis, each director and executive officer of the Corporation is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Corporation in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

* * *

AMENDMENTS TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

On February 28, 2008, our Board adopted resolutions approving the amendments to the Articles, and recommended that they be presented for shareholder approval at the annual meeting of shareholders, as required by the Articles. The adoption of the amendments to the Articles would modify the composition of the three groups into which our Board is divided, making them more consistent with those contained in the articles of incorporation of comparable publicly-traded companies and the requirements of the BCBSA. For the reasons set forth below, our Board believes that it is in the best interest of the Corporation and that of its shareholders to adopt the amendments to the Articles (Proposals 2 and 3).

Currently, the Articles of the Corporation establish that the Board shall be divided into three groups, consisting of five (5), six (6) and seven (7) directors, respectively. Although our By-laws provide that our Board may determine its size by resolution, the current staggered board provision included in our Articles prevents our Board from exercising the authority granted to it by our By-laws. Our Board believes that it should be afforded the flexibility currently provided by our By-laws, which in turn, will enable it to make decisions regarding its effectiveness and productivity.

During the 2008 Annual Meeting of Shareholders, a proposal for adopting certain amendments to our Articles will be presented. Our Board believes that the amendments present changes that are important to the continued improvement of its performance.

PROPOSAL 2: AMENDMENT OF ARTICLE TENTH B OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

Proposal 2 is presented by the Board to amend Article TENTH B of our Articles. Proposal 2 eliminates the requirement that each group of directors be comprised of a specific number of directors and authorizes the Board to make certain changes regarding the size of each group of the Board.

TENTH:

B. Subject to the terms of this paragraph, ~~The~~ the Board of Directors ~~is~~ shall be divided into three groups, ~~plus the President of the Corporation,~~ respectively designated “Group 1,” “Group 2,” and “Group 3,” as nearly equal in number as possible and whose term expire at different times. Directors in each group shall be elected for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director is elected. The Board of Directors may (i) reduce the size of each group of directors and (ii) nominate directors for shorter terms of office and assign such nominees to another group, in order to meet the requirements of the first sentence of this paragraph by the 2010 annual meeting of shareholders. ~~The first is made up of five (5) directors, the second group is composed of six (6) directors, and the third group is made up of seven (7) directors. The terms of the groups will be placed at intervals, therefore, the term of the first group of directors will end in the Shareholders Annual Meeting in the year 2005; the term of the second group of directors will end in the Shareholders Annual Meeting in the year 2006 and the term of the third group of directors will end in the Shareholders Annual Meeting in the year 2007.~~

Reasons for Voting in Favor of the Proposal

Our Board may determine its size by resolution pursuant to an amendment to our Articles approved in the 2007 Annual Meeting of Shareholders. Our Articles provide, however, that our Board must be comprised of at least nine (9) directors but no more than nineteen (19). Our Board is currently comprised of nineteen (19) directors.

Our Board has considered the advantages and disadvantages of its current size. In connection with the 2008 Annual Meeting of Shareholders, the Board has approved a resolution to reduce the number of directors from nineteen (19) to seventeen (17). The Corporation will achieve this reduction by proposing three (3) nominees to fill the five (5) vacancies up for election by shareholders at the 2008 annual meeting of shareholders. The Board also has voted to approve Proposal 2, which amends Article TENTH B of the Articles in order to provide flexibility in the determination of the size of each of the groups into which our Board is divided, and recommends it to our shareholders as being in the best interest of the Corporation and our shareholders. In reaching this determination, our Board concluded that the flexibility and added efficiency that a smaller board of directors provides a company whose shares are publicly-traded outweighed the benefits of a larger board of directors.

At present, our Articles establish that the Board shall be divided into three groups, consisting of five (5), six (6) and seven (7) directors, respectively. Upon the approval by our shareholders of Proposal 2, the Board resolution reducing the amount of directors serving on our Board will take effect. Our Board will reduce the size of each group of directors in the manner it deems appropriate and nominate sufficient directors to fill the remaining vacancies in each group at annual meetings of shareholders following the 2008 annual meeting of shareholders. This process will begin at the 2008 annual meeting of shareholders and will be completed at the 2010 annual meeting of shareholders.

Vote Requirement

The affirmative vote of the majority of the issued and outstanding shares of common stock entitled to vote on the record date is required to approve the amendment to Article TENTH B of the Articles. This reduced vote requirement is due to the approval by the BCBSA of this Proposal 2.

The Board believes that the proposal to approve the amendment to Article TENTH B of the Articles is in the best interests of our shareholders and recommends a vote FOR the proposal.

PROPOSAL 3: AMENDMENT OF ARTICLE TENTH C OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

Proposal 3 is presented by the Board to amend Article TENTH C of our Articles. Proposal 3 eliminates director term limits and certain provisions that have been addressed in Proposal 2.

TENTH:

C. ~~The term each group member subsequently elected at the Shareholders Annual Meeting will occupy will be three (3) years. Every director will perform his/her duties until his/her successor is duly elected and in possession of his/her position. No director, except the Corporation’s President, while fulfilling said hierarchic duties, may be elected for more than three (3) terms or serve as such for more than nine (9) years.~~ The President of the Corporation~~, which is also~~ shall be a member of the Board of Directors~~,~~ and will be ~~is~~

excluded from the aforementioned groups. Every director will perform his/her duties until his/her successor is duly elected and in possession of his/her position.

Reasons for Voting in Favor of the Proposal

Our Board has considered the advantages and disadvantages of current director term limits, and has voted to approve Proposal 3 and recommends it to our shareholders as being in the best interest of the Corporation and our shareholders. The elimination of director term limits is inteded to provide and promote greater stability, continuity and knowledge of the Corporation’s business affairs and financial strategies. The approval of Proposal 3 would ensure the retention of directors with prior experience as directors of the Corporation and that are familiar with the Corporation’s strategies and operations. Experienced directors are a valuable resource and, with their knowledge about the Corporation’s business and affairs, are better positioned to make decisions that are in the best interests of the Corporation and its shareholders. The Board believes that maintaining director term limits would risk the loss of directors with core knowledge of the Corporation, its business and its operations that has been gained during their service to the Corporation and its shareholders. The Board believes that the elimination of director term limits will also help attract more qualified candidates who are willing to commit the time and dedication necessary to understand the Corporation and its competitive environment.

Moreover, the elimination of director term limits does not compromise the directors’ accountability to our shareholders. Every director is required to uphold his or her fiduciary duties to the Corporation and our shareholders, regardless of whether the duration of the director’s stay on the Board. Although the shareholders have an opportunity to express any dissatisfaction they may have with a director by withholding votes from said director when standing for election, if this proposal is approved, our current and any future director may be indefinitely elected to our Board.

Vote Requirement

The affirmative vote of the majority of the issued and outstanding shares of common stock entitled to vote on the record date is required to approve the amendment to Article TENTH C of the Articles.

The Board believes that the proposal to approve the amendment to Article TENTH C of the Articles is in the best interests of our shareholders and recommends a vote FOR the proposal.

PROPOSAL 4: APPROVAL OF THE TRIPLE-S MANAGEMENT CORPORATION 2007 INCENTIVE PLAN

2007 Incentive Plan

On October 16, 2007, our Board adopted the Triple-S Management Corporation 2007 Incentive Plan (the “Plan”). The purposes of our Plan are to create incentives designed to motivate our employees to significantly contribute toward our growth and profitability, to provide our executives, directors and other employees, and persons who, by their position, ability and diligence, are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives, to attract and retain executives and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in us.

According to the Plan, we may grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, deferred shares, performance awards, including cash bonus awards, and other stock-based awards, to our officers and key employees, and those of our subsidiaries. In addition, the Plan authorized the grant of equity-based compensation incentives to our directors and to any independent contractors and consultants who by their position, ability and diligence are able to make important contributions to our future growth and profitability. Generally, all classes of our employees are eligible to participate in the Plan. On October 16, 2007 the Board awarded performance stocks, restricted stocks and stock options to various executive officers of the Corporation.

We have reserved a maximum of 4,700,000 shares of our authorized Class B common stock for issuance upon the exercise of awards to be granted pursuant to the Plan. Each share issued under an option or under a restricted stock award will be counted against this limit. Shares to be delivered at the time a stock option is exercised or at the time a restricted stock award is made may be available from authorized but unissued shares or from stock previously issued but which we have reacquired and hold in our treasury.

Shareholder approval will provide shareholders with a complete picture of all aspects of director and executive compensation, and to qualify the Plan with the Department of the Treasury of the Commonwealth of Puerto Rico, which would allow the recipient of a grant of qualified stock options to receive certain tax benefits. The following is a summary of the material provisions of the Plan and is qualified in its entirety by reference to the complete text of the Plan, a copy of which is attached to this proxy statement as Exhibit B.

Plan Term.  The Plan will have a 10-year term, subject to earlier termination by our Board.

Authorized Shares.  Subject to adjustment, up to 4,700,000 of the shares of our Class B shares outstanding will be available for awards to be granted under the Plan. No participant in the Plan may receive stock options and stock appreciation rights in any calendar year that relate to more than 600,000 shares of our class B shares. Shares of common stock to be issued under the Plan may be made available from authorized but unissued Class B shares or Class B shares that we acquire.

If an award (other than a substitute award as defined below) terminates, is forfeited, cancelled or settled for cash then the shares covered by such award will again be available for issuance under the Plan. In addition, shares tendered or withheld in payment of an exercise price or for withholding taxes also will again be available for issuance under the Plan. Shares of our common stock underlying substitute awards shall not reduce the number of such shares available for delivery under the Plan. A “substitute award” is any award granted in assumption of, or in substitution for, an outstanding award previously granted by a company acquired by us or with which we combine.

Administration.  The Compensation Committee will administer the Plan and will have authority to select individuals to whom awards are granted, determine the types of awards and number of shares covered, and determine the terms and conditions of awards, including the applicable vesting schedule, performance conditions, and whether the award will be settled in cash, shares or a combination of the two.

Types of Awards.  The Plan will provide for grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, deferred shares, performance awards, including cash bonus awards, and other stock-based awards.

•	Stock options. An option is the right to purchase shares of Class B common stock at a future date at a specified exercise price. The per share exercise price of options will be determined by the Compensation Committee but may not be less than the closing price of a share of our Class B common stock on the date of grant (other than a substitute award). The Compensation Committee determines the date after which options may be exercised in whole or in part, and the expiration date of each option. However, no option award will be exercisable after the expiration of 10 years from the date the option is granted.

•	Stock appreciation rights. A stock appreciation right is a contractual right granted to the participant to receive, in cash or shares, an amount equal to the appreciation of one share of Class B common stock from the date of grant. Any stock appreciation rights will be granted subject to the same terms and conditions applicable to options, as described above.

•	Restricted stock/restricted stock units. Shares of restricted stock are shares of our Class B common stock subject to restrictions on transfer and a substantial risk of forfeiture. A restricted stock unit consists of a contractual right denominated in shares of our Class B common stock which represents the right to receive the value of a share of Class B common stock at a future date, subject to certain vesting and other restrictions. While we currently intend that these awards generally will provide at least a 3-year vesting period if vesting is based on continued employment (1 year if based on achievement of performance objectives), restricted stock and restricted stock units will be subject to restrictions and such other terms and conditions as the Compensation Committee may determine, which restrictions and such other terms and conditions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Compensation Committee may deem appropriate.

•	Performance Awards. The Plan will provide that grants of performance awards, including cash-denominated awards and (if determined by the Compensation Committee) restricted stock, restricted stock units or other stock-based awards, will be made based upon, and subject to achieving, certain “performance objectives.” Performance objectives with respect to those awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code are limited to premiums earned; net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins, net margin or cash margin; year-end cash; debt reductions; shareholder equity; market share; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel. The maximum number of shares of our Class B common stock subject to a performance award in any fiscal year is 150,000 shares and the maximum amount that can be earned in respect of a performance award denominated in cash or value other than shares on an annualized basis is $3.0 million

•	Deferred shares. An award of deferred shares entitles the participant to receive shares of our Class B common stock upon the expiration of a specified deferral period. In addition, deferred shares may be subject to restrictions on transferability, forfeiture and other restrictions as determined by the Compensation Committee.

•	Other awards. The Compensation Committee is authorized to grant other stock-based awards, either alone or in addition to other awards granted under the Plan. Other awards may be settled in shares, cash, awards granted under the Plan or any other form of property as the Compensation Committee determines.

Eligibility.  All our employees and members of our Board will be eligible to participate in the Plan. From time to time, our Board will determine who will be granted awards, the number of shares or performance units subject to such grants, and the terms of awards. Under the Plan, awards may be granted to our employees, our directors and other individuals providing services to us, including but not limited to consultants, advisors and independent contractors. As of December 31, 2007, there were about 2,300 people who would have been eligible to receive awards under the Plan.

Adjustments.  The Compensation Committee shall adjust the terms of any outstanding awards and the number of shares of Class B common stock issuable under the Plan for any change in shares of our common stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of our Class B common stock, an issuance of shares pursuant to the anti-dilution provisions of the Class B common stock or any other event that affects our capitalization if the Compensation Committee determines an adjustment is equitable or appropriate.

Termination of Service and Change in Control.  The Compensation Committee will determine the effect of a termination of employment and a change in control (as defined in the Plan) or service on awards granted under the Plan.

Plan Benefits.  Future benefits under the Plan are not currently determinable. However, current benefits granted to our directors, named executive officers and all our other employees would not have been increased if they had been made under the Plan. Grants of performance stock, restricted stock and stock options to our named executive officers are shown in the Grant of Plan-Based Awards table in the proxy statement.

Amendment, Modification and Termination.  The Board may from time to time suspend, discontinue, revise or amend the Plan and the Compensation Committee may amend the terms of any award in any respect, provided that no such action will adversely impair or affect the rights of a holder of an outstanding award under the Plan without the holder’s consent, and no such action will be taken without shareholder approval, if required by the rules of the stock exchange on which our shares are traded.

Vote Requirement

The affirmative vote of the majority of the votes present in person or by proxy by shareholders entitled to vote at the Annual Meeting of Shareholders is required to approve the Plan. Therefore, abstentions shall have the effect of a vote against the proposal. Broker-non-votes will have no effect on the proposal.

The Board believes that the proposal to approve the Plan is in the best interests of our shareholders and recommends a vote FOR the proposal.

* * *

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee intends to retain the services of KPMG LLP, as independent registered public accounting firm, to audit the consolidated financial statements of the Corporation for the fiscal year ending December 31, 2008. Representatives of KPMG LLP will be present at the annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

DISCLOSURE OF AUDITOR’S FEES

The following is a description of the fees paid or accrued by us for the professional services rendered by KPMG LLP for the years ended December 31, 2007 and 2006:

Audit Fees

The aggregate fees paid or accrued by us for professional services rendered by KPMG LLP for the audit of our annual financial statements as of and for the years ended December 31, 2007 and 2006, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q were $1,045,000 and $908,000, respectively.

Audit-Related Fees

The aggregate fees paid or accrued by us for professional services rendered by KPMG LLP as of and for the years ended December 31, 2007 and 2006 were $234,000 and $30,000, respectively. The 2007 fees were related to work performed in the IPO registration statements such as due diligence and issuance of the comfort letter. The 2006 fees were associated with due diligence services related to the acquisition of Great American Life Assurance Company (Triple-S Vida, Inc.).

Tax Fees

The aggregate fees paid or accrued by us for professional services rendered by KPMG LLP for tax compliance, tax advice and tax consulting as of and for the year ended December 31, 2006 was $11,000. For the year ended December 31, 2007, there were no fees paid or accrued.

All Other Fees

The aggregate fees paid or accrued by us for professional services rendered by KPMG LLP other than those previously reported as of and for the year ended December 31, 2007 was $23,000. The 2007 fees were associated with the work performed to issue the Statement of Actuarial Opinion included in the Seguros Triple-S, Inc. statutory filing. For the year ended December 31, 2006, there were no fees paid or accrued.

Pre-Approval Policies and Procedures

All auditing services and non-audit services must be pre-approved by the Audit Committee. Pre-approval is not required for non-audit services if: (1) the aggregate dollar value of such services does not exceed five percent of the total fees paid by the Corporation to the external auditors during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Corporation at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of and approved by the Audit Committee prior to the completion of the audit.

All non-audit services were pre-approved by the Audit Committee.

❖ ❖ ❖

PROPOSALS OF SECURITY HOLDERS TO BE PRESENTED AT THE 2009 ANNUAL MEETING OF SHAREHOLDERS

To be eligible for inclusion in the proxy statement and proxy card for our 2009 annual meeting of shareholders, shareholders’ proposals must be received by the board’s Secretary, at its principal executive offices, 1441 F.D. Roosevelt Avenue, 6th Floor, San Juan, Puerto Rico, 00920, no later than November 27, 2008. If the proposal meets the applicable legal and statutory requirements, it will be included in the Proxy Statement and proxy card for our 2009 annual meeting of shareholders. Our Bylaws provide that a shareholder may present a proposal (including a nomination for election to the Board) at the 2009 Annual Meeting and be voted upon by shareholders if it is made by a shareholder who is a record holder as of the applicable record date and such shareholder has delivered written notice of such proposal (containing the information specified in our Bylaws) to the board’s Secretary, at its principal executive offices, 1441 F.D. Roosevelt Avenue, 6th Floor, San Juan, Puerto Rico, 00920, not earlier than November 27, 2008 nor later than December 27, 2008.

San Juan, Puerto Rico, March 27, 2008

WILMER RODRÍGUEZ-SILVA, MD Chairman of the Board	LUIS A. CLAVELL-RODRÍGUEZ, MD Secretary of the Board

YOU MAY REQUEST A COPY, FREE OF CHARGE, OF OUR REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR 2006 AS FILED WITH THE SEC OR BY CALLING (787) 749-4949 OR WRITING TO SANTIA BARTOLOMEI, MANAGER, TRIPLE-S MANAGEMENT CORPORATION, PO BOX 363628, SAN JUAN, PR 00936-3628.

Exhibit A — Independence Standards of the Board of Directors

The following individuals shall not be deemed an “independent” director of the Company:

1. A director who is an employee or whose immediate family member1 is an executive officer of the Company2 would not be independent until three years after the end of such employment relationship;

2. A director who receives or whose immediate family member receives during any twelve-month period more than $100,000 in direct compensation3 from the Company, would not be independent until three years after he or she ceases to receive more than $100,000 per year in such compensation;

3. A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company would not be independent until three years after the end of the affiliation or the employment or auditing relationship;

4. A director or an immediate family member who is employed, as an executive officer of another company where any of the Company’s present executive officers serve on that company’s compensation committee would not be independent until three years after the end of such service or the employment relationship; or

5. A director who is an employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, would not be independent until three years after falling below such threshold.

Moreover, no director qualifies as “independent” unless the Board of Directors of Triple-S Management Corporation affirmatively so determines that he or she has no material relationship with the company.

1 “Immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.
2 “Company” includes any parent or subsidiary of Triple-S Management Corporation.
3 Direct compensation received from the Company does not include director and committee fees, and pension or other forms of deferred compensation for prior service no contingent on continued service.

Exhibit B — Triple-S Management Corporation 2007 Incentive Plan

Section 1.  Purpose.  The purpose of the Triple-S Management Corporation 2007 Incentive Plan is to enhance the incentive of those employees, directors and other individuals who are expected to contribute significantly to the success of the Company and its Affiliates to perform at the highest level, and, in general, to further the best interests of the Company and its shareholders.

Section 2.  Definition.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Act” shall mean the Securities Exchange Act of 1934, as amended.

(b) “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by or under common control with the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

(c) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Other Stock-Based Award granted under the Plan, which may be denominated or settled in Shares, cash or in such other forms as provided for herein.

(d) “Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(e) “Beneficiary” shall mean a person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such person is named by a Participant who is an individual, such individual’s Beneficiary shall be the individual’s estate.

(f) “Board” shall mean the board of directors of the Company.

(g) “Change in Control” shall mean the occurrence of:

(i) any “person” (as defined in Section 13(d) of the Act) other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 30% of the combined voting power of the Company’s then outstanding securities (excluding any “person” who becomes such a beneficial owner in connection with a transaction described in clause (A) of paragraph (iii) below), unless such person acquires beneficial ownership of more than 30% of the combined voting power of the Company’s Voting Stock then outstanding solely as a result of an acquisition of Company Voting Stock by the Company which, by reducing the Company Voting Stock outstanding, increases the proportionate Company Voting Stock beneficially owned by such person to more than 30% of the combined voting power of the Company’s Voting Stock then outstanding; provided, that if a person shall become the beneficial owner of more than 30% of the combined voting power of the Company’s Voting Stock then outstanding by reason of such Voting Stock acquisition by the Company and shall thereafter become the beneficial owner of any additional Company Voting Stock which causes the proportionate voting power of such Company Voting Stock beneficially owned by such person to increase to more than 30% of the combined voting power of such Voting Stock then outstanding, such person shall, upon becoming the beneficial owner of such additional Company Voting Stock, be deemed to have become the beneficial owner of more than 30% of the combined voting power of the Company’s Voting Stock then outstanding other than solely as a result of such Voting Stock acquisition by the Company;

(ii) at any time during a period of twelve consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such twelve-

month period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members then constituting the Board; or

(iii) the consummation of (A) a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all assets of the Company.

Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred with respect to a Participant if the Participant is part of a “group”, within the meaning of Section 13(d)(3) of the Act, which consummates the Change in Control transaction. In addition, for purposes of the definition of

Change in Control, a person engaged in business as an underwriter of securities shall not be deemed to be the beneficial owner of, or to beneficially own, any securities acquired through such person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(i) “Committee” shall mean the Compensation Committee of the Board or such other committee as may be designated by the Board. If the Board does not designate the Committee, references herein to the “Committee” shall refer to the Board.

(j) “Company” shall mean Triple-S Management Corporation.

(k) “Covered Employee” means an individual who is (i) a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto or (ii) expected by the Committee to be the recipient of compensation (other than “qualified performance based compensation” as defined in Section 162(m) of the Code) in excess of $1,000,000 for the tax year of the Company with regard to which a deduction in respect of such individual’s Award would be claimed.

(l) “Fair Market Value” shall mean with respect to Shares, the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock exchange on which the Shares trade or are quoted, or if Shares are not so listed or quoted, fair market value as determined by the Committee, and with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(m) “Incentive Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that meets the requirements of Section 422 of the Code, or any successor provision thereto.

(n) “Non-Qualified Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is not an Incentive Stock Option or a Qualified Stock Option.

(o) “Option” shall mean an Incentive Stock Option, a Qualified Stock Option or a Non-Qualified Stock Option.

(p) “Other Stock-Based Award” means an Award granted pursuant to Section 9 of the Plan.

(q) “Participant” shall mean the recipient of an Award granted under the Plan.

(r) “Performance Award” means an Award granted pursuant to Section 8 of the Plan.

(s) “Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are measured.

(t) “Plan” shall mean the Triple-S Management Corporation 2007 Incentive Plan, as the same may be amended from time to time.

(u) “PR Code” means the Puerto Rico Internal Revenue Code of 1994, as amended, any successor thereto and any regulation promulgated thereunder.

(v) “Qualified Stock Option” means an option that meets the requirement of Section 1046 of the PR Code.

(w) “Restricted Stock” shall mean any Share granted under Section 8.

(x) “Restricted Stock Unit” shall mean a contractual right granted under Section 8 that is denominated in Shares. Each Unit represents a right to receive the value of one Share (or a percentage of such value) upon the terms and conditions set forth in the Plan and the applicable Award Agreement. Awards of Restricted Stock Units may include, without limitation, the right to receive dividend equivalents.

(y) “SAR” or “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or at any time during a specified period before the he date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 5(d), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be.

(z) “Shares” shall mean shares of the Class B common stock of the Company.

(aa) “Subsidiary” shall mean any corporation of which stock representing at least 50% of the ordinary voting power is owned, directly or indirectly, by the Company.

(bb) “Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

(cc) “Termination of Employment” means, in the case of a Participant who is an employee of the Company or any of its Affiliates, cessation of the employment relationship such that the Participant is no longer an employee of the company or an Affiliate, or, in the case of a Participant who is an independent contractor, the date the performance of services for the Company or an Affiliate has ended; provided, however, that in the case of an employee, the transfer of employment from the Company to an Affiliate, from an Affiliate to the Company, from one Affiliate to another Affiliate or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or an Affiliate as an independent contractor shall not be deemed a termination of service that would constitute a Termination of Employment; and provided, further, that a Termination of Employment will be deemed to occur for a Participant employed by an Affiliate when an Affiliate ceases to be an Affiliate unless such Participant’s employment continues with the Company or another Affiliate.

(dd) “Voting Stock” means securities entitled to vote generally in the election of members of the board of directors.

Section 3.  Eligibility.

(a) Any employee, director, consultant or other advisor of, or any other individual who provides services to, the Company or any Affiliate, shall be eligible to be selected to receive an Award under the Plan.

(b) Holders of options and other types of Awards granted by a company acquired by the Company or with which the Company combines are eligible for grant of Substitute Awards hereunder.

Section 4.  Administration.

(a) The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of not less than three directors. Each Committee member shall be (i) independent, within the meaning of and to the extent required by applicable rulings and interpretations of the applicable stock exchange on which the Shares trade or are quoted, (ii) a non-employee director within the meaning of Rule 16b-3 under the Act and (iii) an outside director pursuant to Section 162(m) of the Code, and any regulations issued thereunder, in each case at such time as the Company becomes subject to the respective regulatory regime. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. To the extent permitted by applicable law, the Committee may delegate to one or more officers of the Company the authority to grant Awards except that such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Act. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.

(b) Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) All decisions of the Committee shall be ratified by the Board of Directors and be final, conclusive and binding upon all parties, including the Company, the shareholders and the Participants.

Section 5.  Shares Available for Awards and Award Limitation.

(a) Subject to adjustment as provided below, the maximum number of Shares available for issuance under the Plan will not exceed 4,700,000 Shares. Notwithstanding the foregoing and subject to adjustment as provided in Section 5(d), no Participant may receive under the Plan in any calendar year (i) Options or Stock Appreciation Rights that relate to more than 600,000 Shares; (ii) Restricted Stock and RSUs that relate to more than 150,000 Shares; or (iii) Performance Awards or Other Stock-Based Awards that relate to more than 150,000 Shares; and the maximum amount that may be paid in a calendar year in respect of an annual Award denominated in cash or value other than Shares with respect to any Participant shall be $3,000,000, and the maximum amount of a long-term incentive Award denominated in a cash shall be $1,500,000 multiplied by the number of years included in any applicable Performance Period(s) (and any applicable fraction for any Performance Period(s) of less than one year) relating to such Awards.

(b) Any shares subject to an Award (but not including any Substitute Award), that expires, is cancelled, forfeited, or otherwise terminates without the delivery of Shares, including (i) the number of Shares surrendered or withheld in payment of any exercise or price of an Award or taxes related to an Award and (ii) any Shares subject to an Award to the extent that Award is settled without the issuance of Shares, shall again be, or shall become, available for distribution under the Plan.

(c) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(d) In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of the Shares, or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall adjust equitably any or all of (i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in Section 5(a), (ii) the number and type of Shares (or other securities) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(e) Shares underlying Substitute Awards shall not reduce the number of Shares remaining available for issuance under the Plan.

Section 6.  Options.

The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The purchase price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such purchase price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b) The term of each Option shall be fixed by the Committee but shall not exceed 7 years from the date of grant thereof.

(c) The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

(d) The Committee shall determine the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other Awards, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(e) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.

(f) The terms of any Qualified Stock Option granted under the Plan shall comply in all respects with the provisions of Section 1046 of the PR Code, or any successor provision thereto, and any regulations promulgated thereunder.

Section 7.  Stock Appreciation Rights.

(a) The Committee is hereby authorized to grant Stock Appreciation Rights (“SARs”) to Participants with terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b) SARs may be granted hereunder to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(c) Any tandem SAR related to an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. In the case of any tandem SAR related to any Option, the SAR or applicable portion thereof shall not be exercisable until the related Option or applicable portion thereof is exercisable and shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SAR. Any Option related to any tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised.

(d) A freestanding SAR shall not have a term of greater than 10 years or, unless it is a Substitute Award, an exercise price less than 100% of Fair Market Value of the Share on the date of grant.

Section 8.  Restricted Stock and Restricted Stock Units.

(a) The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

(b) Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c) Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(d) The Committee may in its discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(e) If the Committee intends that an Award under this Section 8 shall constitute or give rise to “qualified performance based compensation” under Section 162(m) of the Code, such Award may be structured in accordance with the requirements of Section 9(c), including without limitation, the performance criteria and the Award limitation set forth therein, and any such Award shall be considered a Performance Award for purposes of the Plan.

Section 9.  Performance Awards.

(a) The Committee is hereby authorized to grant Performance Awards to Participants with terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b) Performance Awards may be denominated as a cash amount, number of Shares, or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

(c) Every Performance Award shall, if the Committee intends that such Award should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, include a pre-established formula, such that payment, retention or vesting of the Award is subject to the achievement during a performance period or periods, as determined by the Committee, of a level or levels of, or increases in, in each case as determined by the Committee, one or more performance measures with respect to the Company, including without limitation the following: revenue growth, operating income growth, premiums earned; net sales; revenue or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share, earnings per share growth; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; year-end cash; debt reductions; shareholder equity; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel, each as determined in accordance with generally accepted accounting principles, where applicable, as consistently applied by the Company. Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis. Relative performance may be measured against a group of peer companies, a financial market index, or other acceptable objective and quantifiable indices. Except in the case of an award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. Performance measures may vary from Performance Award to Performance Award, respectively, and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 9(c) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto. Notwithstanding any provision of the Plan to the contrary, the Committee shall not be authorized to increase the amount payable under any Award to which this Section 9(c) applies upon attainment of such pre-established formula.

(d) Settlement of Performance Awards; Other Terms.

Settlement of Performance Awards shall be in cash, Shares, other Awards or other property, or a combination thereof, in the discretion of the Committee. Performance Awards will be distributed only after the end of the relevant Performance Period. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant.

Section 10.  Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 10.

Section 11.  Effect of Termination of Service on Awards.  The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to provide Service to the Company or any Affiliate prior to the end of a performance period or exercise or settlement of such Award.

Section 12.  General Provisions Applicable to Awards.

(a) Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in the form of cash, Shares, other securities or other Awards, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d) Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 12(e) and (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) A Participant may designate a Beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. If no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, the Beneficiary shall be the Participant’s estate.

(f) All certificates for Shares and/or Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) Unless otherwise specifically provided in the applicable Award Agreement, upon a Change in Control, the Committee shall determine whether outstanding Options shall become fully exercisable and/or vested and whether outstanding Awards (other than Options) shall become fully vested and/or payable. In addition, the Committee shall determine the treatment of outstanding Awards in connection with any transaction or transactions resulting in a Change in Control.

(h) The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants, as it deems necessary in its sole discretion.

Section 13.  Amendments and Termination.

(a) Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, Discontinuation or termination shall be made without (i) shareholder approval if such approval is required by the listed company rules of the stock exchange, if any, on which the Shares are principally traded or quoted or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award, provided, however, that no such action shall adversely affect the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations; and provided further that, except as provided in Section 5(d), no such action shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise price of any Award established at the time of grant thereof and provided further, that the Committee’s authority under this Section 13(b) is limited in the case of Awards subject to Section 9(c), as set forth in Section 9(c).

(c) Except as noted in Section 9(c), the Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including, without limitation, the events described in Section 5(d)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) Any provision of the Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award, except that this Section 13(d) shall not be interpreted to permit any transaction that is prohibited by the second proviso of Section 13(b) relating to the direct or indirect repricing of Awards.

(e) The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 14.  Miscellaneous.

(a) No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award which does not constitute a promise of future grants. The Company, in its sole discretion, maintains the Right to make available future grants hereunder.

(b) The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities or other Awards) of required withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action (including, without limitation, providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(c) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in such Award.

(e) If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

Section 15.  Effective Date of the Plan.  The Plan shall be effective as of November 1, 2007.

Section 16.  Term of the Plan.  No Award shall be granted under the Plan after the tenth year anniversary of its adoption by the Board. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 17.  Section 409A of the Code.  With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A, and the provisions hereof shall be interpreted in a manner that satisfies the requirements of Section 409A and the related regulations, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

TRIPLE-S MANAGEMENT CORPORATION
P.O. Box 363628
San Juan, Puerto Rico 00936-3628
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Ramón M. Ruiz-Comas and Juan J. Román-Jiménez as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of each class of Common Stock of Triple-S Management Corporation held of record by the undersigned on March 18, 2008, at the Annual Meeting of Shareholders to be held at the Ponce de León Rooms A, B and C of the Condado Plaza Hotel, 999 Ashford Avenue, San Juan, Puerto Rico, or any adjournment or postponement thereof.
     Such proxies may vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment thereof.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
TRIPLE-S MANAGEMENT CORPORATION
Sunday, April 27, 2008

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON — You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until Noon Eastern Time the day before the cut-off or meeting date.
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 THROUGH 4.
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1. Election of Three “Group 1” Directors:

NOMINEES:
☐	FOR ALL NOMINEES	O O	José Hawayek-Alemañy, MD Adamina Soto-Martínez, CPA
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Jorge L. Fuentes-Benejam, PE
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
2.	Amendment of Article TENTH B of the Amended and Restated Articles of Incorporation of Triple-S Management Corporation	☐	☐	☐

3.	Amendment of Article TENTH C of the Amended and Restated Articles of Incorporation of Triple-S Management Corporation	☐	☐	☐

4.	Adoption of the Triple-S Management Corporation 2007 Incentive Plan	☐	☐	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF
TRIPLE-S MANAGEMENT CORPORATION
Sunday, April 27, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 THROUGH 4.
IF NO DIRECTION IS GIVEN THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1. Election of Three “Group 1” Directors:

NOMINEES:
☐	FOR ALL NOMINEES	O O	José Hawayek-Alemañy, MD Adamina Soto-Martínez, CPA
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Jorge L. Fuentes-Benejam, PE
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
2.	Amendment of Article TENTH B of the Amended and Restated Articles of Incorporation of Triple-S Management Corporation	☐	☐	☐

3.	Amendment of Article TENTH C of the Amended and Restated Articles of Incorporation of Triple-S Management Corporation	☐	☐	☐

4.	Adoption of the Triple-S Management Corporation 2007 Incentive Plan	☐	☐	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.